UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEK-SEN ENERGY, LLC
(Name of small business issuer in its charter)

Kansas	2860	20-4419907
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
205 South 8th Street, Suite 2
Sabetha, KS 66534
(Address of principal place of business)
(785) 284-0052
(Registrant’s Telephone Number)

Gary Edelman, Chairman of the Board
205 South 8th Street, Suite 2
Sabetha, KS 66534
(785) 284-0052
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Christopher R. Sackett
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Maximum Number of	Proposed maximum	Proposed maximum	Amount of registration
securities to be registered	Units to be Registered	offering price per unit	aggregate offering price	fee(1)
Membership Units	44,500	$1,000	$44,500,000	$4,762

[1]	Determined pursuant to Section 6(b) of the Securities Act of 1933, Rule 457(o) and Fee Rate Advisory #5 for Fiscal Year 2006.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

I-1

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
Preliminary Prospectus Dated May ___, 2006
NEK-SEN Energy, LLC
A Kansas Limited Liability Company
[Effective Date]
The Securities being offered by NEK-SEN Energy, LLC are Limited Liability Company Membership Units.

Minimum Offering Amount	$29,500,000	Minimum Number of Units	29,500
Maximum Offering Amount	$44,500,000	Maximum Number of Units	44,500
Offering Price: $1,000 per Unit
Minimum Purchase Requirement: 25 Units ($25,000)
Additional Increments: One Unit ($1,000)
     We are offering limited liability company membership units in NEK-SEN Energy, LLC, a Kansas limited liability company. We intend to use the offering proceeds to develop, construct and operate a 50 million gallon per year dry mill corn-processing ethanol plant in northeast Kansas or southeast Nebraska. We estimate the total project, including operating capital, will cost approximately $89,000,000. Our estimate of the total project cost may significantly increase if construction or other costs increase. We expect to use debt financing to complete project capitalization.
     We are offering the units for a purchase price of $1,000 per unit. The minimum purchase requirement is 25 units, for a minimum investment of $25,000. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. Our units will not be listed on a national exchange and are subject to restrictions on transfers imposed by our operating agreement, as well as applicable tax and securities laws. We are selling the units directly to investors on a best efforts basis without using an underwriter.
     This offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on the date the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year date]. If we decide to abandon the project for any reason, we will terminate the offering and return your investment with nominal interest.
     Investments will be held in an escrow account until specific conditions are satisfied. Those conditions are: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $29,500,000, exclusive of interest; (2) we have obtained a written debt financing commitment ranging from approximately $43,021,000 to $58,021,000, depending on the amount necessary to fully capitalize the project; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied. In addition, we may terminate the offering prior to closing the offering, in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios if: (1) we determine in our sole discretion to terminate the offering prior to [one year date]; or (2) we do not raise the $29,500,000 minimum aggregate offering amount by [one year date].
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” beginning on page 5. You should consider these risk factors before investing in us:
•	Your investment in us will be an investment in illiquid securities;

•	Our units will not be listed on a national exchange and are subject to restrictions on transfer;

•	No public market or other market for the units now exists or is expected to develop; and

•	Our directors and officers will be selling our units without the use of an underwriter.
 i

 ii

PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, the financial statements, and the attached exhibits before you decide whether to invest.
The Company
     NEK-SEN Energy, LLC is a Kansas limited liability company formed for the purpose of developing a project to build and operate a 50 million gallon per year dry mill ethanol plant in northeast Kansas or southeast Nebraska. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address is 205 South 8th Street, Suite 2, Sabetha, Kansas 66534. Our telephone number is (785) 284-0052.
The Offering

Minimum number of units offered	29,500 units.

Maximum number of units offered	44,500 units.

Purchase price per unit	$1,000.

Minimum purchase amount	Twenty-five units ($25,000). Additional purchases in one unit increments.

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 50 million gallon dry mill ethanol plant to be located in northeast Kansas or southeast Nebraska.

Offering Period	We expect to begin selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission. The offering will end no later than [one year from the effective date of this registration statement (“one year date”)]. If we sell the maximum number of units prior to [one year date], the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year date]. If we abandon the project for any reason prior to [one year date], we will terminate the offering.

Subscription Procedures	Before purchasing any units, you must read and complete the subscription agreement, sign a counterpart signature page to our operating agreement, pay 10% of your total investment into our escrow account and sign a promissory note and security agreement for the 90% balance of the purchase price. Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, or sell, transfer or cancel your subscription or the units to which it relates. See “PLAN OF DISTRIBUTION – Subscription Period” and “PLAN OF DISTRIBUTION – Subscription Procedures.”

Units outstanding if min. sold(1)	32,572.

Units outstanding if max. sold(1)	47,572.

States in which we plan to register	Iowa, Kansas, Missouri, Nebraska and South Dakota.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

(1)	Includes a total of 3,072 seed capital units currently issued and outstanding from our previous private placement.

     We may offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Kansas, Missouri, Nebraska and South Dakota. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 5 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.
The Project
     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 50 million gallon per year dry mill corn and milo (grain sorghum) ethanol plant in northeast Kansas or southeast Nebraska. We plan to build an ethanol plant with a nameplate capacity of 50 million gallons of denatured ethanol (fuel-grade ethanol) per year. Although the anticipated nameplate capacity is 50 million gallons per year, it is not unusual for plants to produce in excess of nameplate capacity, and we expect our plant to do the same. According to the engineering specifications from our anticipated design-builder, Fagen, Inc. (“Fagen”), we expect the ethanol plant will annually process approximately 18.5 million bushels of corn and milo into 50 million gallons of ethanol, 160,000 tons of distillers grains and 140,000 tons of carbon dioxide per year. Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide; however, at some point in the future we may decide it is feasible to do so. Our production estimates are based on engineering specifications from our anticipated design-builder, Fagen. While we believe they are reasonable, actual production results could vary, perhaps significantly.
     Ethanol is an alcohol that can be burned in engines similar to gasoline. Ethanol can be blended with gasoline as an oxygenate to decrease harmful emissions and meet clean air standards. Distillers grains are the principal co-product of the ethanol manufacturing process. When ethanol plants grind up entire corn kernels, the non-fermentable corn oil, protein and fiber are sent to the distillery along with the starch. These components, which make up a third of the kernel, remain after the starch is converted to alcohol and are dried and sold as distillers grains, also known by the acronyms DDG or DDGS (Distillers Dried Grains or Distillers Dried Grains with Solubles). Distillers grains are typically sold as a nutrient-rich ingredient for animal feed.
     We have entered into a nonbinding letter of intent with Fagen, for the design and construction of our proposed ethanol plant for a price of $61,240,000. However, the price remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. As a result, the cost of our project could be higher. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our nonbinding letter of intent with Fagen.
     Construction of the plant is expected to take 12 to 16 months after construction commences. Our anticipated completion date and start up of our plant is currently scheduled for late spring or early summer of 2008. The anticipated completion date assumes that we are able to complete this offering and obtain necessary debt financing in less than six months after the effective date of this registration statement. If we are not able to complete the equity offering and arrange debt financing in less than six months after the effective date of our registration statement, our plant will likely not be complete in late spring or early summer of 2008. Fagen’s commitments to build other plants may also delay construction of our plant and postpone our start-up date. Except for our letter of intent with Fagen, we do not have any binding or nonbinding agreements with any contractor or supplier for labor or materials necessary to construct the plant.
Our Financing Plan
     We estimate the total project will cost approximately $89,000,000. We expect that the design and construction of the plant will cost approximately $61,240,000, with additional start-up and development costs of approximately $27,760,000. This is a preliminary estimate based primarily upon the experience of our general contractor, Fagen, with ethanol plants similar to the plant we intend to build and operate. We expect our estimate to change as we continue to develop the project. These changes could be significant.

     During January 2006, we raised $1,479,000 of seed capital equity through the sale of 3,072 of our units in our private placement offering in order to fund our development, organizational and offering expenses. We expect to capitalize our project using a combination of equity and debt to supplement our seed capital proceeds. We intend to raise a minimum of $29,500,000 and a maximum of $44,500,000 of additional equity through this offering. See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION – Project Capitalization.” Depending on the level of equity raised in this offering, we will need to obtain debt financing, grants and other incentives ranging from approximately $43,021,000 to $58,021,000 in order to fully capitalize the project. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $1,479,000 we raised as seed capital from the estimated total project cost.
     We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any bond financing, tax increment financing, grants and other incentives awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.
     Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [one year date] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three basic alternatives, as follows:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
Financial Information
     We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in NEK-SEN Energy and Our Operating Agreement
     If you purchase twenty-five or more of our units, you will become a member in NEK-SEN Energy, and your rights as a member will be governed by our operating agreement. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the operating agreement, and electing future directors. Generally we will allocate our profits and losses based upon the ratio each unit holder’s units bear to total units outstanding.
     In the opinion of our counsel, we will be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders. Our unit holders must then include that income in their taxable income.
     The transfer of units is restricted by our operating agreement, which, except in limited circumstances, does not allow unit transfers until the plant is operational. Once we are operational, certain unit transfers will be permitted. However, our units will not be listed on any national exchange and may not be readily traded due to certain restrictions imposed by tax and securities laws. Please see “SUMMARY OF OUR OPERATING AGREEMENT”

and “FEDERAL TAX CONSEQUENCES OF OWNING OUR UNITS.”
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Units will be sold only to persons that meet certain specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any portion or all of your subscription for any reason, including if the board determines that the units are not a suitable investment for you. See “PLAN OF DISTRIBUTION – Suitability of Investors.”
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
     Investing in our units involves significant risk. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities. Please see “RISK FACTORS” beginning on page 5 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:
•	We are a development-stage company and have not yet generated any revenue, and we do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks and fluctuations in grain, utilities and ethanol prices, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•	We are very dependent on Fagen, Inc. and ICM, Inc. for the construction, design and technology for our plant, and any loss of our relationships with Fagen, Inc. and ICM, Inc. may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, no public market exists for our units, and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of directors and officers; and

•	We may have to close the offering prior to [one year date] if we have not sold the minimum offering amount of $29,500,000 or we have not received a written debt financing commitment ranging from $43,021,000 to $58,021,000.
     These securities have not been registered under the securities laws of any state other than the states of Nebraska, Kansas, Iowa, Missouri and South Dakota and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (785) 284-0052, or at our business address: NEK-SEN Energy, LLC, 205 South 8th Street, Suite 2, Sabetha, Kansas 66534. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Gary Edelman	Chairman	(785) 284-1457
Mark Edelman	Director	(515) 294-6144
Lonnie Goff	Vice President	(402) 245-4575
Gerald (Gerry) Howard	Treasurer	(785) 284-2668
Jim Jensen	Director	(913) 254-9008
Kurt Grimm	Director	(785) 459-8500
Richard Ogle	Director	(402) 855-4225
Charlie Loiseau	Director	(785) 353-2278
Brian Poppe	Secretary	(402) 245-4430
Roger Jorgenson	Director	(785) 271-8966
RISK FACTORS
     The purchase of units involves substantial risks, and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
If we fail to sell the minimum number of units, the offering will fail, and your investment may be returned to you with nominal interest or no interest.
     We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $29,500,000 worth of units to close the offering. If we do not sell units and collect funds of at least $29,500,000 by [one year date], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year date].
We are not experienced in selling securities, and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units, and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Iowa, Kansas, Missouri, Nebraska and South Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings in Iowa, Kansas, Missouri, Nebraska and South Dakota. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. We anticipate that our executive officers will spend approximately 15 hours per week dedicated to the project. We anticipate our directors will spend between 4 and 20 hours per week dedicated to the project, depending upon which committees they serve on. These individuals have no broker-dealer experience and limited or no experience with public offerings of securities. As a result, our directors may not be successful in securing investors for the offering.
Proceeds of this offering are subject to promissory notes due after the offering is closed, and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.

     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until: (i) the notes are paid off and the cash proceeds in escrow equal or exceed $29,500,000; (ii) we have received a written debt financing commitment; (iii) the escrow agent provides an affidavit to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied; and (iv) the state securities commissioners have consented to release of the funds on deposit in each state where consent is required.
     The success of our offering will depend on the ability of investors to pay the outstanding balances on these promissory notes. In order to become a member in NEK-SEN Energy, LLC, each investor must, in addition to other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that proceeds from our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $29,500,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors. If we are unable to collect a significant amount of the balances owed under the promissory notes, we may not be able to complete our project.
Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by NEK-SEN Energy, LLC. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of NEK-SEN Energy, LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from NEK-SEN Energy, LLC and demand a cash payment from us.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering price, and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units, and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units, and an active trading market will not develop despite this offering. In order for us to maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market or the substantial equivalent thereof. We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Investors in this offering will experience immediate and substantial dilution.

     Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (29,500) at the public offering price of $1,000 per unit, you will incur immediate dilution of $54.68 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (44,500) at the public offering price of $1,000 per unit, you will incur immediate dilution of $37.44 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
     The units are subject to substantial transfer restrictions pursuant to our operating agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment, and you may have to assume the risks of investment in us for an indefinite period of time. See “SUMMARY OF OUR OPERATING AGREEMENT.”
     To help ensure that a secondary market does not develop, our operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:
•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
There is no assurance that an investor will receive cash distributions, which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Kansas Limited Liability Company Act, our operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and may be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to our debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.
You may have limited access to information regarding our business.
     Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. We also will not be required to furnish proxy statements to security holders, and our directors, officers and beneficial owners will not be required to report their beneficial ownership of units to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more unit holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. However, as of the date of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission which will be immediately available to the public for inspection and copying. These reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would be even more limited.
The presence of members holding 30% or more of the outstanding units is required to take action at a meeting of our members.
     In order to take action at a meeting, a quorum of members holding at least 30% of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR OPERATING AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 30% quorum protects the company from actions being taken when less than 30% of the members have not considered the matter being voted upon. However, this also means that the unit holders of a minority of outstanding units could pass a vote and take an action which would then bind all unit holders. Conversely, the requirement of a 30% quorum also means that members will not be able to take actions which may be in the best interests of the Company if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 30% or more of the outstanding units.
Our operating agreement provides for staggered terms for our directors after the plant is substantially operational.
     The terms of our initial directors expire at the first annual meeting following substantial operations of the ethanol plant. At that time, our members will elect directors for staggered three-year terms. Because our directors will serve on the board for staggered terms, it will be difficult for our members to replace our board of directors. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement, which could be difficult to accomplish.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and NEK-SEN Energy, LLC.
     We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less a deduction for escrow agency fees. Including the $1,479,000 we raised in our seed capital offering, and depending on the level of equity raised in this offering, we expect to require senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants in the amount of approximately $43,021,000 to $58,021,000. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
     If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. There is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan, and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year date] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to spend the equity proceeds to begin plant construction or for other project-related expenses. If we are unable to close the loan, after we begin spending equity proceeds, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Future loan agreements may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including, among other things, our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could, among other things, force us to: (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital, or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
Risks Related to NEK-SEN Energy, LLC as a Development-Stage Company
NEK-SEN Energy, LLC has no operating history, which could result in errors in management and operations and cause a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that NEK-SEN Energy, LLC can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. Any delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant is likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our founding members, many of whom also serve as our current directors. Most of these individuals are experienced in business generally, but have very little or no experience in raising capital from the public, organizing and building an ethanol plant, governing and operating a public company, or in the ethanol industry. In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demands on their time and attention. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and operate profitability and could significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
If we fail to finalize critical agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     Certain agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements are critical to our business. You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to consist solely of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
     For the period from our inception on April 19, 2005 through February 28, 2006, we incurred an accumulated net loss of $175,813. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of directors and, until the plant is built, your only recourse to replace these directors will be through amendment to our operating agreement.
     Our operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement, which could be difficult to accomplish.
We may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.

     Because we are a development-stage company, we currently have no full-time employees. The operation of our plant will require hiring a number of qualified employees. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.
Risks Related to Construction of the Ethanol Plant
We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant; however, we currently have no binding agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen, Inc. (“Fagen”) and ICM, Inc. (“ICM”) to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a nonbinding letter of intent with Fagen for various design and construction services. Fagen has indicated its intention to deliver to us a proposed design-build contract, pursuant to which it will serve as our general contractor and will engage ICM to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen to construct the plant when we have received the minimum amount of funds necessary to break escrow and have obtained a debt financing commitment sufficient to carry out our business plan. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, or if Fagen terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. Fagen and ICM and their affiliates may have a conflict of interest with us because Fagen, ICM and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States, including plants in our general area. We cannot require Fagen or ICM, Inc. to devote their full time and attention to our activities. As a result, Fagen and ICM may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
We are relying on Fagen. and ICM to supply all of the technology necessary for the construction of our plant and the production of fuel-grade ethanol and distillers grains.
     We will be dependent upon Fagen, and/or ICM for all of the technology used in our plant relating to construction of the plant and the plant’s production of fuel-grade ethanol and distillers grains. While we may use technology that is separate from the Fagen/ICM technology for the purpose of biomass energy or the capture of carbon dioxide, we expect our dependence on the Fagen/ICM technology to be critical to construction of the plant, plant operations and our financial performance. We expect that Fagen and ICM will either own the technology or obtain a license necessary for its use. If either Fagen or ICM fails to provide the necessary technology, we may not be able to build our plant or successfully operate it.
We may need to increase cost estimates for construction of the ethanol plant, and such an increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen will construct the plant for a contract price based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $61,240,000, with additional start-up and development costs of approximately $27,760,000, for a total project completion cost of approximately $89,000,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Under the terms of the letter of intent we signed with Fagen the price in our letter of intent remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. Consequently, the cost of our plant could be significantly higher than the $61,240,000 construction price in the letter of intent and the $1,110,000 designated as a construction contingency.

     In addition, the price of steel could affect the final cost of construction of the ethanol plant. Shortages of steel could also affect the final completion date of the project. In addition, rebuilding from the various hurricanes that struck the gulf coast last year has caused a shortage of materials, including cement and labor. A shortage in the supply of materials may increase the cost of such materials or delay the construction of our plant. A shortage in labor can result in increased costs for the labor available or in an inability to find sufficient labor to complete our project, thereby delaying the construction of our plant. In addition, advances and changes in technology may require changes to our current plans in order to remain competitive.
     We have currently budgeted $1,110,000 for our construction contingency to help offset higher construction costs, which we anticipate will be exceeded by the difference in price between our current letter of intent and any subsequent letter of intent we obtain. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its co-products are similarly delayed.
     We currently expect our plant to be operating by late spring or early summer of 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes towards ethanol or this project could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Fagen and ICM may have current or future commitments to design and build other ethanol manufacturing facilities ahead of our plant and those commitments could delay construction of our plant and our ability to generate revenues.
     We do not know how many ethanol plants Fagen and ICM have currently contracted to design and build. It is possible that Fagen and ICM have outstanding commitments to other facilities that may cause the construction of our plant to be delayed. It is also possible that Fagen and ICM will continue to contract with new facilities for plant construction and with operating facilities for expansion construction. These current and future building commitments may reduce the resources of Fagen and ICM to such an extent that construction of our plant significantly delayed. If this occurs, our ability to generate revenue will also be delayed, and the value of your investment will be reduced.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its co-products as anticipated.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Fagen would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.
The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     Our board of directors is currently exploring the feasibility of sites in northeastern Kansas and southeastern Nebraska. Our board of directors reserves the right to select the location of the plant site, including one of these sites or an entirely different site, in its sole discretion, for any reason. Once a plant site is selected, there can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. We do not anticipate Fagen, will be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.
Risks Related to Conflicts of Interest
We will have no independent directors, which means that the agreements we enter into may not be negotiated on as favorable terms as they might have been if we had independent directors.
     Our board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements we enter into, including those with Fagen, will not be approved by independent directors since there are none at this time.
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. We anticipate that our executive officers will dedicate approximately 15 hours per week to our project. We anticipate that our directors will dedicate between 4 hours and 20 hours to our project depending upon which committees they serve. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicting financial interests with Fagen and/or ICM, which could cause Fagen and/or ICM to put their/ its financial interests ahead of ours.
     Fagen is expected to advise our directors and has been, and is expected to be, involved in substantially all material aspects of our formation, capitalization and operations. Consequently, the terms and conditions of our agreements and understandings with Fagen (and, with ICM through Fagen), including our design-build letter of intent, have not been negotiated at arm’s length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as they could have been if obtained from unaffiliated third parties. Most of the cost of our project will be paid to Fagen for the design and construction of our ethanol plant. Fagen may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that Fagen and/or ICM will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen and/or ICM Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”
     Fagen, ICM, and their affiliates, may also have conflicts of interest because Fagen, ICM and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants. We cannot require Fagen or ICM to devote their full time or attention to our activities. As a result, Fagen, and ICM may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
Affiliated investors may purchase additional units and influence decisions in their favor.

     We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.
Risks Related to the Production of Ethanol
Our financial performance will be significantly dependent on corn, milo and natural gas prices and the value of your investment in us will be directly affected by changes in these market prices.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn, milo and natural gas. Changes in the price and supply of corn, milo and natural gas are subject to and determined by market forces over which we have no control.
     Generally, higher corn and milo prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn and milo costs to our customers. There is no assurance that we will be able to pass through higher corn and milo prices. If a period of high corn or milo prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.
     We will purchase our corn in the cash market and expect to hedge corn price risk through futures contracts and options to reduce short-term exposure to price fluctuations. See “DESCRIPTION OF BUSINESS- Feedstock Supply.” There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuations which may leave us vulnerable to high corn and milo prices. Hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
     We rely on third parties for our supply of natural gas, which is needed to manufacture ethanol. The price and availability of natural gas are subject to volatile market conditions. These market conditions are often affected by factors beyond our control such as higher prices as a result of colder than average weather conditions, overall economic conditions and foreign and domestic governmental regulations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition.
Our financial performance will be significantly dependent on the market prices for ethanol and distillers dried grains, and the value of your investment in us will be directly affected by changes in these market prices.
     Our revenues will be greatly affected by the price at which we can sell our ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
     The price of ethanol has recently been much higher than its 10-year average. We do not expect these prices to be sustainable as supply from new and existing ethanol plants increases. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production, creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and result in the loss of some or all of your investment.

We have no current plan to sell the raw carbon dioxide we produce.
     At this time, we have no agreement to sell the raw carbon dioxide we produce. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue.
Our ability to successfully operate is dependent on the availability of energy at anticipated prices.
     Adequate energy is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy resources, and we may have to pay more than we expect to access efficient energy resources. As a result, our ability to make a profit may decline.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire a third-party marketing firm to market all of the ethanol we produce and all or a portion of the distillers grains we produce. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products we produce may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.
Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than those of our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
Risks Related to Ethanol Industry
New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.
     The supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states produced a record 3.41 billion gallons; a 21% increase from 2003 and a 109% increase from 2000. At the end of 2005, there were 95 ethanol plants with a combined annual production capacity of more than 4.3 billion gallons, and an additional 31 ethanol plants and nine expansions under construction expected to result in an increase of combined annual capacity of more than 1.5 billion gallons. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and general financial condition. Excess supply may also result or intensify from increases in production capacity coupled with insufficient demand. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. If excess supply in the ethanol industry occurs, the market price of ethanol may decline to a level that may adversely affect our ability to generate profits and our financial condition.

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are constantly under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions when using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In addition, fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the hybrid fuel cell and hydrogen industries continue to expand and gain broad acceptance, and such technology becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.
Corn and milo-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo (also referred to as sorghum), especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and other grains, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.
We operate in a competitive industry and compete with larger, better financed entities, which could impact our ability to operate profitably.
     There is significant competition among ethanol producers with numerous ethanol plants planned and operating throughout the Midwest and elsewhere in the United States. The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland (“ADM”), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. ADM recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. If the demand for ethanol does not grow at the same pace as increases in supply, we expect that lower prices for ethanol will result which may adversely affect our ability to generate profits and our financial condition.
     Our ethanol plant is also expected to compete with producers of other gasoline additives made from raw materials other than corn that have similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether (MTBE). MTBE is a petrochemical derived from methanol which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based.

     However, MTBE has caused groundwater contamination, and many states have enacted MTBE bans. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also constantly under development. The major oil companies have significantly greater resources to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.
The expansion of domestic ethanol production in combination with state bans on MTBE and/or state renewable fuels standards may place strains on rail and terminal infrastructure such that our ethanol cannot be marketed and shipped to the blending terminals that would otherwise provide us the best cost advantages.
     If the volume of ethanol shipments continues to increase and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure such that our ethanol cannot reach its target markets. Many terminals may need to make infrastructure changes to blend ethanol instead of MTBE. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make this switch, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance. In addition, rail infrastructure may be inadequate to meet the expanding volume of ethanol shipments, which could prevent us from shipping our ethanol to our target markets.
Consumer resistance to the use of ethanol may affect the demand for ethanol, which could affect our ability to market our product and reduce the value of your investment.
     Media reports in the popular press indicate that some consumers believe that use of ethanol will have a negative impact on gasoline prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce, which could negatively affect our profitability.
Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Reports in early January 2006 estimate that Brazil produced approximately 4.5 billion gallons of ethanol in 2005 and exported a total of 554 million gallons of ethanol worldwide. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action
A change in government policies favorable to ethanol may cause demand for ethanol to decline, which could reduce the value of your investment.

     Growth and demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning methyl tertiary butyl ether (MTBE) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause a reduction in the value of your investment.
Government incentives for ethanol production, including federal tax incentives, may be eliminated in the future, which could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The ethanol industry and our business are assisted by various federal ethanol incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a national 7.5 billion gallon renewable fuels standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive.
     Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10 cent per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers was increased from 30 million to 60 million gallons. This tax credit may foster additional growth and increase competition in this particular plant size category. The small ethanol producer tax credit is set to expire December 31, 2010.
     The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
Our lack of eligibility for payments under the Commodity Credit Corporation Bioenergy Program could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The United States Department of Agriculture’s (the “USDA”) Commodity Credit Corporation Bioenergy Program reimburses eligible ethanol producers of less than 65 million gallons of ethanol, one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. In January 2006, the Commodity Credit Corporation issued notice that the Bioenergy Program would be terminated as of June 30, 2006 because the funds have been exhausted. Originally, the Bioenergy Program was scheduled to expire on September 30, 2006. Based upon our current anticipated completion date of late spring or early summer of 2008, we will not be eligible to participate in the Bioenergy Program unless it is extended. We do not include Bioenergy program payments in our forecasted sources of funds but we may be competing with other ethanol plants that receive these payments. This could result in decreased profitability and you could lose some or all of your investment as a result.
Changes in environmental regulations or violations of such regulations could be expensive and reduce our profit and the value of your investment.
     We will be subject to extensive air, water and other environmental regulations, and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. If for any reason, any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our profit and the value of your investment.
Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE

ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are a Kansas limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of our units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.
The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.
     If a member is not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify that member’s interest in us as a passive activity. If an investor is either an individual or a closely-held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction, causing additional tax liability to our members.
     The IRS may audit the income tax returns of the Company and challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging the Company’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
     Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors to determine how ownership of our units will affect your personal investment, legal, and tax situation.
FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other parts of this prospectus as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due to unforeseen developments including, but not limited to, developments relating to the following:
•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We based the offering price on our estimate of capital and expense requirements, not on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit, we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering prices in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price, and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by investors during our previous private placement offering. We have sold units to our founders and seed capital investors at prices substantially below the price at which we are currently selling units. These previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will experience immediate dilution. We have used and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     The following chart sets forth the units issued since our inception through the date of this prospectus:

	Unit	Number of Units
Issuance Event	Price	Issued

First Phase of Private Placement	$333.33	342
Second Phase of Private Placement	$500.00	2,730

TOTAL:		3,072
     As of February 28, 2006, we had 3,072 outstanding units, of which 342 units were sold to investors in the first phase of our private placement offering for $333.33 per unit. In the second phase of our private placement offering, 2,730 units were issued for $500.00 per unit. All units were paid for in cash at the time of subscription, except that fifty (50) units were issued pursuant to a promissory note in the amount of $25,000. As of February 28, 2006, the units had a net tangible book value of $1,265,883 or $412.07 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding.
     Subsequent to February 28, 2006, we received $25,000 in satisfaction of the promissory note for the 50 units described in the paragraph above. Therefore, the net tangible book value for all outstanding units as of the date of this prospectus, excluding additional costs we have incurred since February 28, 2006, can be estimated at $1,290,883 ($1,265,883 plus $25,000). The estimated net tangible book value per unit, excluding additional costs since February 28, 2006, would be $420.21.
     The current offering price of $1,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $525.11 per unit in the pro forma net tangible book value of their units if the minimum (29,500 units) is sold at a price of $1,000 per unit, and an increase of at least $542.35 per unit if the maximum (44,500 units) is sold at a price of $1,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $54.68 per unit in the net tangible book value of their units if the minimum (29,500 units) is sold at a price of $1,000 per unit, and a decrease of at least $37.44 per unit if the maximum (44,500 units) is sold at a price of $1,000 per unit.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in this offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after February 28, 2006 or offering expenses related to this offering.

	Minimum	Maximum

Pro forma net tangible book value per unit at February 28, 2006.(1)	$420.21	$420.21
Increase in pro forma net tangible book value per unit attributable to the sale of 29,500 (minimum) and 44,500 (maximum) units at $1,000 per unit.(2)	$525.11	$542.35
Pro forma net tangible book value per unit at February 28, 2006, as adjusted for the sale of units in this offering	$945.32	$962.56
Dilution per unit to new investors in this offering	$(54.68)	$(37.44)

(1)	As adjusted to reflect the payment of the $25,000 promissory note subsequent to February 28, 2006, before deducting any costs incurred since February 28, 2006.

(2)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $29,500,000 and maximum offering amount of $44,500,000, before additional offering costs incurred since February 28, 2006.
     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price, it could lower the value of an existing investor’s units.
     The tables below set forth as of the date of this prospectus, on an “as-if-converted” basis, the difference between the number of units purchased and total consideration paid for those units by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum Offering		Maximum Offering
		Percent of		Percent of
	Units	Total	Units	Total
Existing unit holders	3,072	9.43%	3,072	6.46%
New investors	29,500	90.57%	44,500	93.54%

Total	32,572	100.00%	47,572	100.00%

	Total Consideration Paid for Units
	Minimum Offering			Maximum Offering
		Percent	Average Price		Percent of	Average Price
	Amount Paid	of Total	Per Unit	Amount Paid	Total	Per Unit
Existing unit holders	$1,479,000	4.77%	$481.45	$1,479,000	3.22%	$481.45
New investors	$29,500,000	95.23%	$1,000.00	$44,500,000	96.78%	$1,000.00

Total	$30,979,000	100.00%	$951.09	$45,979,000	100.00%	$966.51
CAPITALIZATION
     We issued 342 units in the first phase of our private placement offering for $333.33 per unit and 2,730 units in the second phase of our private placement offering for $500 per unit, for a total of 3,072 units and total unit proceeds of $1,479,000. If the minimum offering of $29,500,000 is attained, we will have total membership proceeds of $30,979,000 at the end of this offering, less offering expenses. If the maximum offering of $44,500,000 is attained, we will have total membership proceeds of $45,979,000 at the end of this offering, less offering expenses.
Capitalization Table
     The following table sets forth our capitalization at February 28, 2006 and our expected capitalization following this offering.

		Pro Forma (1)
	Actual	Minimum	Maximum

Unit holders’ Equity Contributions(2)	1,479,000	30,979,000	45,979,000
Accumulated deficit	(175,813)	(175,813)	(175,813)

Total Unit holder’s equity	1,303,187	30,803,187	45,803,187
Total Capitalization(3)	$1,303,187	$30,803,187	$45,803,187

(1)	As adjusted to reflect the receipt of gross proceeds from this offering prior to deducting offering expenses.

(2)	Includes payment of $25,000 note received subsequent to February 28, 2006.

(3)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately 43,021,000 to 58,021,000, less any grants we are awarded and any bond or tax increment financing we can obtain. Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for ethanol plants of similar size.
     Our seed capital private placements were made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend would be placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 16 to 20 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated (subject to any loan covenants or restrictions with any senior and term lenders) that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” refers to our gross cash proceeds less any portion, as determined by the board of directors in its sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to our unit holders. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
     The following table summarizes important financial information from our February 28 unaudited financial statements and our September 30 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	From Inception (April	From Inception (April
	19, 2005) to	19, 2005) to
	February 28, 2006	September 30, 2005
	(Unaudited)	(Audited)
Statement of Operations Data:
Revenue	$—	—
Operating expenses:
Professional and consulting fees	170,139	58,508
General and administrative	23,914	3,638

Total operating expenses	194,053	62,146

Operating Loss	194,053	62,146

Other Income	18,240	1,482

Net Loss	$175,813	60,664

Weighted average units outstanding	1,452	530

Net Loss Per Unit	$121.08	114.46

	February 28, 2006	September 28, 2005

Balance Sheet Data:

Assets:
Current Assets	$1,335,180	$241,901
Net equipment	6,980	2,245
Deferred offering costs	12,304	—

Total Assets	$1,354,464	244,146

Liabilities and members’ equity:
Current liabilities	76,277	74,860
Total members’ equity	1,278,187	169,286

Total liabilities and members’ equity	$1,354,464	$244,146

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and plan of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are a Kansas limited liability company formed for the purpose of developing, constructing and operating a 50 million gallon per year dry mill ethanol plant in northeast Kansas or southeast Nebraska. We were initially organized on April 19, 2005 as a Kansas limited partnership. We then organized a Kansas limited liability company on October 7, 2005 and merged the two entities. The limited liability company assumed all of the assets and liabilities of the limited partnership, which ceased existence as a separate entity. We do not expect to generate any revenue until the plant is completely constructed and operational. Currently, our principal place of business is located at 205 South 8th Street, Suite 2, Sabetha, Kansas 66534. We have a month-to-month verbal office rental agreement with Dan Kellenberger for 205 South 8th Street, Suite 2. Pursuant to our verbal agreement, we pay $500 a month for this space. We anticipate our final plant site will have access to both truck and rail transportation. For more information about our potential plant sites, please refer to “Description of Business – Project Location and Proximity to Markets.” Our board of directors reserves the right to select the location of the plant site, including one of these sites or an entirely different site, in its sole discretion, for any reason.
     Based upon engineering specifications produced by Fagen, Inc., we expect the plant will annually consume approximately 18.5 million bushels of corn and milo and annually produce approximately 50 million gallons of fuel grade ethanol and 160,000 tons of distillers grains for animal feed. We currently estimate that it will take 16 to 20 months from the date that we close this offering (which includes obtaining our debt financing and obtaining all necessary permits) to complete the construction of the plant.
     We expect the project will cost approximately $89,000,000 to complete. This includes approximately $61,240,000 to build the plant and an additional $27,760,000 in other capital expenditures, working capital and start-up costs. Except for the nonbinding letter of intent with Fagen, Inc., we do not have any binding or nonbinding agreements with any contractor for the labor or materials necessary to build the plant. Moreover, the price in the letter of intent remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. Although we have currently budgeted $1,110,000 in construction contingency to help offset any increases in our costs of construction, based on our discussions with Fagen we anticipate that price increases will exceed this amount. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 to 16 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. We estimate that we will need approximately $89,000,000 to complete the project. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training.
Project Capitalization
     We raised $1,479,000 in our seed capital offering. We will not close our current offering until we have raised the minimum offering amount of $29,500,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $29,5000,000 or more and we secure a written commitment for debt financing ranging from a minimum of $43,021,000 to a maximum of $58,021,000, depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions include, but are not limited to, the following: the total cost of the project being within a specified amount; the receipt of engineering and construction contracts acceptable to the lender; evidence of the issuance of all permits; acceptable insurance coverage and title commitment; the contribution of a specified amount of equity; and receipt of attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	indefinitely hold the equity funds raised in an interest-bearing account while we seek another debt financing source; or

•	return the equity funds, if any, to investors with accrued interest, after deducting any expenses of operating our business or partially constructing the plant.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc. and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
Site Acquisition and Development
     During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant; choosing our plant site; obtaining the necessary construction permits; identifying potential sources of debt financing; and negotiating the corn and milo supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,479,000 of seed capital. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

     We have not chosen a site for our plant. We are considering sites in northeastern Kansas and southeastern Nebraska. The primary site we are considering is near Falls City, Nebraska. It is adjacent to the Burlington Northern Santa Fe rail line and is near Nebraska state Highway 8 and US Highways 73 and 75. We have purchased three real estate options totaling approximately 196 acres for a proposed site near Falls City as listed below:
•	On April 17, 2006, we executed a real estate option agreement with Dennis L. Hullman and Cheryl A. Hullman, granting us an option to purchase two tracts of land totaling approximately 25 acres. Under the terms of the option agreement, we paid $1,000 to have the option to purchase the land for $7,500 per acre ($187,500 for 25 acres). In addition, we agreed to pay the sum needed to buy out that portion of the real estate that is presently in the Conservation Reserve Program. This option expires on August 31, 2007.

•	On April 18, 2006, we executed a real estate option agreement with Phebe H. Lee and Stanley W. Lee, Sara Maxwell and Robert W. Maxwell, Scott B. Lee and Eghsapeth Elizabeth Aghbashian, Melissa L. Hortik and Dale H. Hortik, Virginia Larson, and Jeanette Maxwell granting us the option to purchase one tract of land in Richardson County, Nebraska totaling approximately 81 acres. Under the terms of the option agreement, we paid $5,000 for the option to purchase the land for $7,500 per acre ($600,000 for 81 acres) plus $25,000 for grain storage bins and a dryer located on the property. This option expires on September 30, 2006.

•	On May 9, 2006 we executed a real estate option with Reesman Investment Corporation, granting us the option to purchase 90 acres located in Richardson County, Nebraska. This option expires on August 31, 2007. Under the terms of the option agreement, we paid $5,000 to have the option to purchase the land for $7,500 per acre ($675,000 for 90 acres). In addition, we agreed to pay an additional amount up to $30,000 for the adjusted tax difference plus any interest for the Section 2032A special use valuation election that was elected on the land. As additional consideration for purchase of the land, we agreed to grant Reesman Investment Corporation a stock purchase option in which it could purchase units in NEK-SEN Energy, LLC valued up to $200,000 at the initial public offering price of $1,000 per unit for a four year period from the date of our initial offering. These options will be exercisable only after the closing of the purchase of the real estate, but, in any event, not prior to thirty days following the close of our registered offering.
We are also considering sites near Padonia, Kansas and Reserve, Kansas, approximately fifteen miles from Falls City. With regard to the Reserve site, we have purchased two real estate options to purchase approximately 281 acres for the proposed site:

•	On May 3, 2006, we executed a real estate option with Robert K. Eis, Sr., Robert Kenneth Eis, Jr. and Victoria S. Eis granting us the option to purchase 154 acres located in Brown County, Kansas. Under the terms of the option agreement we paid $5,000 to have the option to purchase the land for $5,000 per acre as surveyed ($770,000 for 154 acres). This option expires on September 30, 2007.

•	On May 10, 2006, we executed a real estate option with Charles A. Smith and Leattrice Ann Smith granting us the option to purchase a tract of land in Brown County, Kansas consisting of 127 acres. Under the terms of the option agreement we paid $1,000 to have the option to purchase the land for the purchase price of $635,000. This option expires on September 30, 2007.
     We are currently in the process of negotiating options for purchasing the land for the Padonia site, but we currently do not have any binding options with regard to the Padonia site, and there can be no assurance that we will be able to obtain options on favorable terms, if at all. Our board of directors reserves the right to select the location of the plant site, including one of these sites or an entirely different site, in its sole discretion, for any reason.
     We have entered into agreements with Hanson Wilson, Inc. (“HWI”) for services relating to preliminary track layout and topography survey. Under the agreement we signed January 27, 2006, HWI will complete a preliminary track layout to be submitted to Burlington Northern Santa Fe Railroad (“BNSF”). Upon approval of the layout by BNSF, HWI will prepare a preliminary construction cost estimate for the track portion of the project. The lump sum fee for those services is $3,400. The agreement provides for additional service options, including the addition of preliminary design for the civil site and drainage for a total fee of $4,800. If preliminary design for the civil site, drainage, roadways and pavement are added, the total fees for HWI’s services would be $5,600. In addition, we are required to reimburse HWI for its expenses incurred in performing the services. The agreement may be terminated upon seven days’ written notice to the other party in the event of substantial failure by the other party to perform in accordance with the terms of the agreement.
     In addition, we have entered into an agreement with HWI for performance of a topography survey. Under the agreement, HWI will perform surveys related to the railroad right-of-way. The lump sum fee for HWI’s services under this agreement is $8,900, with an option to add additional services for a lump sum amount of $14,500.
Plant Construction and Start-up of Plant Operations
     We expect to complete construction of the proposed plant and commence operations approximately 12 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute contracts concerning the construction of the plant; provision of necessary electricity, natural gas or propane and other power sources; and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $61,240,000 to construct the plant and a total of approximately $89,000,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue. However, our estimate for plant construction is based on the price in the Fagen Letter of Intent that expired March 12, 2006. We expect that this price will be higher in any subsequent letter of intent.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn and milo from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grain marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives; and the cost of complying with extensive environmental laws that regulate our industry.
     If we are successful in building and constructing the ethanol plant, we expect our revenues will consist primarily of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. Historically, ethanol prices have been seasonal, increasing in the late summer and fall as gasoline blenders and marketers increase inventory in anticipation of mandatory blending in the winter months, and decreasing in the spring and summer when mandatory blending ceases. However, ethanol prices began increasing during the latter part of 2005 and have continued through the first quarter of 2006, despite a significant increase in supply of ethanol resulting from many additional producers in the industry. Increased demand, firm crude oil and gas markets, public acceptance, and positive political signals have all contributed to a strengthening of ethanol prices. In order to sustain these higher price levels however, management believes the industry will need to continue to grow demand to offset the increased supply brought to the market place by additional production. Areas where demand may increase are new markets in New Jersey, Pennsylvania, Massachusetts, North Carolina, South Carolina, Michigan, Tennessee, Louisiana and Texas. According to the Renewable Fuels Association, Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state. See “INDUSTRY OVERVIEW – General Ethanol Demand and Supply.”
     We also expect to benefit from federal and ethanol supports and tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW – Federal Ethanol Supports.”
     In addition to government supports that encourage production and the use of ethanol, demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline.

According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 can be used as an aviation fuel, as reported by the National Corn Growers Association, and as a hydrogen source for fuel cells. According to the National Ethanol Vehicle Coalition, there are currently about 6.0 million flexible fuel vehicles capable of operating on E85 in the United States. Automakers have indicated plans to produce an estimated one million more flexible fuel vehicles per year. In addition, Ford and General Motors have recently begun national campaigns to promote ethanol and flexible fuel vehicles. The American Coalition for Ethanol reports that there are currently approximately 600 retail gasoline stations supplying E85. However, this remains a relatively small percentage of the total number of U.S. retail gasoline stations, which is approximately 170,000.
     Ethanol production continues to grow rapidly as additional plants become operational and plant expansions are completed. According to the Renewable Fuels Association, as of April 2006, over 97 ethanol plants were producing ethanol with a combined annual production capacity of 4.49 billion gallons per year. Current expansions and plants under construction constituted an additional future production capacity of 2.23 billion gallons per year. In 2005, ADM announced its plan to add 500 million gallons of ethanol production, clearly indicating its desire to maintain a significant share of the ethanol market. Since the current national ethanol production capacity exceeds the 2006 RFS requirement, we believe that other market factors, such as the growing trend for reduced usage of MTBE by the oil industry, state renewable fuels standards and increases in voluntary blending by terminals, are primarily responsible for current ethanol prices. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term. However, the increased requirement of 7.5 billion by 2012 is expected to support ethanol prices in the long-term. A greater supply of ethanol on the market from these additional plants and plant expansions could reduce the price we are able to charge for our ethanol. This may decrease our revenues when we begin sales of product.
     Demand for ethanol has been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard is driving demand, our management believes that the industry will require an increase in voluntary usage in order to experience long-term growth. We expect this will happen only if the price of ethanol is deemed economical by blenders. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.
Trends and Uncertainties Impacting the Corn, Milo and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn, milo and natural gas supplies necessary to produce ethanol and distillers grains for sale.
     The 2005 national corn crop was the second largest on record with national production reported by the USDA at approximately 11.1 billion bushels, exceeded only by the 2004 crop which is the largest ever recorded at approximately 11.8 billion bushels. As a result of the large 2005 corn crop, we expect corn prices to remain at relatively low levels into the 2005-2006 marketing year. Although nationwide milo production is significantly less than corn production, milo prices generally trend with corn prices, so we expect milo prices to also remain at relatively low levels. We do not expect corn and milo prices to remain at the current low levels indefinitely. Variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn and milo price volatility throughout the year. Although we do not expect to begin operations until the late spring or early summer of 2008, we expect these same factors will continue to cause continuing volatility in the price of corn and milo, which will significantly impact our cost of goods sold.
     Natural gas is an important input to the ethanol manufacturing process. We estimate that our natural gas usage will be approximately 15-20% of our annual total production cost. We use natural gas to dry our distillers grains products to moisture contents at which they can be stored for longer periods and transported greater distances where dried distillers grains have a much broader market base, such as the western cattle feedlots and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources and has only been available at prices exceeding the 10-year historical average. The prices may increase our costs of production when we become operational. Due to the active hurricane season in late 2005 that disrupted up to 29% of the natural gas wells in the Gulf of Mexico, natural gas prices substantially increased and became more volatile. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. Natural gas prices tend to follow crude oil prices, which also reached historic highs during 2005. We expect this trend to continue into 2006. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Technology Developments
     A new technology has recently been introduced to remove corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for biodiesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. Various companies are currently working on or have already developed starch separation technologies that economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or biodiesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.
Employees
     We currently do not have any employees. We expect to hire approximately 26 full-time production employees and 6 full-time administrative and management employees before plant operations begin.
Liquidity and Capital Resources
     In January 2006, we sold a total of 342 of our membership units to investors in the first phase of our private placement offering at a price of $333.33 per unit and 2,730 membership units in the second phase of our private placement offering at a price of $500 per unit, and received aggregate proceeds of $1,479,000, which include $25,000 of proceeds receivable as of February 28, 2006. We determined the offering price per unit for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.
     As of February 28, 2006, we had total assets of $1,354,464 consisting primarily of cash and equivalents. As of February 28, 2006, we had current liabilities of $76,277. Since our inception through February 28, 2006, we have an accumulated deficit of $175,813. Total liabilities and members’ equity as of February 28, 2006, was $1,354,464. Since our inception, we have generated no revenue from operations. From our inception to February 28, 2006, we have a net loss of $175,813, primarily due to start-up business costs.
Capitalization Plan
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $89,000,000. Our capitalization plan consists of a combination of equity capital, debt financing, bond financing and government grants.
Equity Financing
     We raised $1,479,000 in our private placement offering. In addition, we are seeking to raise a minimum of $29,500,000 and a maximum of $44,500,000 of equity in this offering. Depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $43,021,000 to a maximum of $58,021,000.
Debt and Bond Financing
     We hope to attract a senior bank loan from a major bank and participating loans from other banks to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender; however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could have less favorable terms and could require us to issue warrants. This could reduce the value of our units.
     We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Grants and Government Programs
     We expect to apply for and receive funds from a number of government programs and grants. We have been awarded a $100,000 Value Added Market Development Grant from the United States Department of Agriculture. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
     If we choose to build our ethanol plant in Kansas, we expect to apply for a number of grants and other state and local government incentives, including the following:
•	Kansas Ethanol production incentive of $.075 per gallon up to 15 million gallons. This incentive is set to expire in 2011;

•	Kansas Constitutional Property Tax Abatement of 100 percent of plant for ten years;

•	Non-taxable Industrial Revenue Bond property tax abatement financing of up to $10 million for infrastructure;

•	Kansas Department of Economic Development $750,000 infrastructure and loan program;

•	Kansas Sales Tax Exemption for utilities, production machinery and plant construction;.

•	Kansas Jobs Creation and High Performance Incentive Tax Credits up to $2,500 per employee and/or 10 percent of qualified investment;

•	Kansas Industrial Training Assistances up to $2,000 per employee; and

•	Kansas Economic Opportunity Initiative Fund zero interest loan which may be forgivable up to $500 per job.
     If we choose to build our ethanol plant in Nebraska, we expect to apply for a number of grants and other government incentives, including the following:
•	Nebraska Tax Increment Financing of approximately $3,500,000;

•	Nebraska Department of Economic Development (“NDED”) Community Development Block Grant of up to $350,000;

•	NDED Job Training Grant of up to $100,000;

•	Nebraska Investment Tax Credit of approximately $7,500,000;

•	General Obligation Bond for consideration by Richardson County voters;

•	Nebraska Jobs Tax Credit of up to $465,000 for seven years;

•	Nebraska Research and Development Credit and

•	Nebraska Rail Council Grant/Loan of up to $250,000;

     We expect to receive other incentives from state and local sources in the form of infrastructure improvements such as roads and water in order to reduce our construction and operating costs.
     We do not expect to qualify for the Commodity Credit Corporation Bioenergy Program due to exhaustion of program funds and expiration of the program. Our capitalization plan does not assume we will receive any of these program payments.
     In addition, on June 25, 2005, we entered into an Award and Security Agreement with the Agricultural Products Development Division of the Kansas Department of Commerce (the “Division”). Under the agreement, the Division loaned us $40,000 to use to conduct a feasibility study for our project. If we build our plant in Kansas, we are required to repay the $40,000 in one lump sum or under a separately negotiated amortization schedule. However, if we build our plant out-of-state, we must repay within 30 days the $40,000 plus 7% simple interest from the date funds were disbursed. Under the agreement, we are required to provide quarterly and annual reports to the Division regarding the status of the project.
Critical Accounting Policies
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only, and actual sources of funds could vary significantly due to a number of factors, including, without limitation, those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 29,500	Percent of
Sources of Funds	Units Sold	Total

Unit Proceeds	$29,500,000	33.15%
Seed Capital Proceeds	1,479,000	1.66
Term Debt Financing, Grants and Incentives	58,021,000	65.19

Total Sources of Funds	$89,000,000	100.00%

	If 37,500	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$37,500,000	42.13%
Seed Capital Proceeds	1,479,000	1.66
Term Debt Financing, Grants and Incentives	50,021,000	56.21

Total Sources of Funds	$89,000,000	100.00%

	Maximum 44,500	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$44,500,000	50.00%
Seed Capital Proceeds	1,479,000	1.66
Term Debt Financing, Grants and Incentives	43,021,000	48.34

Total Sources of Funds	$89,000,000	100.00%
     We have elected to obtain debt financing instead of raising the entire project cost in equity because our board believes the debt financing provides better leverage for the company since the rate of return for investors is anticipated to exceed the rate of interest paid to a lender.
ESTIMATED USE OF PROCEEDS
     The gross proceeds from this offering, before deducting offering expenses, will be $29,500,000 if the minimum amount of equity offered is sold and $44,500,000 if the maximum number of units offered is sold for $1,000 per unit. We estimate the offering expenses to be approximately $540,262. Therefore, we estimate the net proceeds of the offering to be $28,959,738 if the minimum amount of equity is raised, and $43,959,738 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($1,000 per unit)	$44,500,000	$29,500,000
Less Estimated Offering Expenses(1)	$540,262	$540,262
Net Proceeds from Offering	$43,959,738	$28,959,738

(1) Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$4,762
Legal fees and expenses	100,000
Consultant and Project Coordinator Fees	150,000
Accounting fees	60,000
Blue Sky filing fees	25,500
Printing expenses	50,000
Advertising	150,000

Total	$540,262
     We intend to use the net proceeds of the offering to construct and operate a 50 million gallon per year gas-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $89,000,000. The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. However, the price in our letter of intent remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant.
     The following table describes our proposed use of proceeds. Our use of proceeds is measured from our date of inception, and we have already incurred some of the related expenditures. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required, and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variance in our use of proceeds will occur in the level of proceeds attributable to a particular use

(as set forth below), rather than due to a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total
Plant construction(1)	$61,240,000	68.81%
Land	1,620,000	1.82%
Site Development Costs	4,225,000	4.75%
Construction contingency(2)	1,110,000	1.25%
Construction Performance Bond	375,000	0.42%
Construction insurance costs	120,000	0.13%
Construction manager fees	125,000	0.14%
Administrative Building	350,000	0.39%
Office Equipment	80,000	0.09%
Computers, Software, Network	175,000	0.20%
Railroad	3,500,000	3.93%
Rolling stock	400,000	0.45%
Fire protection, water supply & pretreatment	4,680,000	5.26%
Capitalized interest	1,000,000	1.12%
Start up costs:
Financing costs	750,000	0.84%
Organization costs	1,500,000	1.69%
Pre Production period costs	750,000	0.84%
Inventory – corn	1,200,000	1.35%
Inventory – corn hedging	500,000	0.56%
Inventory – chemicals and ingredients	500,000	0.56%
Inventory – Ethanol	1,250,000	1.40%
Inventory – DDGS	550,000	0.62%
Spare parts – process equipment	500,000	0.56%
Working capital	2,500,000	2.81%

Total	$89,000,000	100%

(1)	Our plant construction costs are based upon the price in the letter of intent, which remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses.

(2)	Based on our discussions with Fagen, we anticipate that price increases will exceed our current contingency amount.
     Plant Construction. The construction of the plant itself is by far the single largest expense at $61,240,000. We expect Fagen, Inc., will design and build the plant using ICM, Inc. technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. However, the price in our letter of intent remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. These increases could be significant.
     Land Cost. We expect the land to cost approximately $1,620,000. We have purchased three real estate options totaling approximately 196 acres for a proposed site near Falls City as listed below:
•	On April 17, 2006, we executed a real estate option agreement with Dennis L. Hullman and Cheryl A. Hullman, granting us an option to purchase two tracts of land totaling approximately 25 acres. Under the terms of the option agreement, we paid $1,000 to have the option to purchase the land for $7,500 per acre ($187,500 for 25 acres). In addition, we agreed to pay the sum needed to buy out that portion of the real estate that is presently in the Conservation Reserve Program. This option expires on August 31, 2007.

•	On April 18, 2006, we executed a real estate option agreement with Phebe H. Lee and Stanley W. Lee, Sara Maxwell and Robert W. Maxwell, Scott B. Lee and Eghsapeth Elizabeth Aghbashian, Melissa L. Hortik and Dale H. Hortik, Virginia Larson, and Jeanette Maxwell granting us the option to purchase one tract of land in Richardson County, Nebraska totaling approximately 81 acres. Under the terms of the option agreement, we paid $5,000 for the option to purchase the land for $7,500 per acre ($600,000 for 81 acres) plus $25,000 for grain storage bins and a dryer located on the property. This option expires on September 30, 2006.

•	On May 9, 2006 we executed a real estate option with Reesman Investment Corporation, granting us the option to purchase 90 acres located in Richardson County, Nebraska. This option expires on August 31, 2007. Under the terms of the option agreement, we paid $5,000 to have the option to purchase the land for $7,500 per acre ($675,000 for 90 acres). In addition, we agreed to pay an additional amount up to $30,000 for the adjusted tax difference plus any interest for the Section 2032A special use valuation election that was elected on the land. As additional consideration for purchase of the land, we agreed to grant Reesman Investment Corporation a stock purchase option in which it could purchase units in NEK-SEN Energy, LLC valued up to $200,000 at the initial public offering price of $1,000 per unit for a four year period from the date of our initial offering. These options will be exercisable only after the closing of the purchase of the real estate, but, in any event, not prior to thirty days following the close of our registered offering.
     We are also considering sites near Padonia, Kansas and Reserve, Kansas, approximately fifteen miles from Falls City. With regard to the Reserve site, we have purchased two real estate options to purchase approximately 281 acres for the proposed site:
•	On May 3, 2006, we executed a real estate option with Robert K. Eis, Sr., Robert Kenneth Eis, Jr. and Victoria S. Eis granting us the option to purchase 154 acres located in Brown County, Kansas. Under the terms of the option agreement we paid $5,000 to have the option to purchase the land for $5,000 per acre as surveyed ($770,000 for 154 acres). This option expires on September 30, 2007.

•	On May 10, 2006, we executed a real estate option with Charles A. Smith and Leattrice Ann Smith granting us the option to purchase a tract of land in Brown County, Kansas consisting of 127 acres. Under the terms of the option agreement we paid $1,000 to have the option to purchase the land for the purchase price of $635,000. This option expires on September 30, 2007.
     We are currently in the process of negotiating options for purchasing the land for the Padonia site, but we currently do not have any binding options with regard to the Padonia site, and there can be no assurance that we will be able to obtain options on favorable terms, if at all. Our board of directors reserves the right to select the location of the plant site, including one of these sites or an entirely different site, in its sole discretion, for any reason.
     Site Development. We estimate that site development will cost approximately $4,225,000.
     Construction Contingency. We have included in our budget $1,110,000 to help offset any increases in the cost of construction. Based on our discussions with Fagen, however, we anticipate that price increases will exceed our current contingency amount, so we anticipate increasing the construction contingency once we enter into a new letter of intent with Fagen.
     Construction Performance Bond and Insurance Costs. We estimate the construction bond for the project to cost approximately $375,000. We have budgeted approximately $120,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs, and they may exceed this estimate.
     Administration Building, Furnishings, Office and Computer Equipment. The estimated cost of the administration building and furnishings is $350,000. We expect to spend an additional $80,000 on office equipment and $175,000 for our computers, software and network.
     Rail Infrastructure and Rolling Stock. Depending upon the final site chosen, we anticipate the costs of rail improvements to be $3,500,000. We anticipate the need to purchase rolling stock at an estimated cost of $400,000.
     Fire Protection System and Water Treatment System. We anticipate spending $4,680,000 to equip the plant with adequate fire protection and water supply and to install a water treatment system at our plant.

     Capitalized Interest. Capitalized interest in the amount of $1,000,000 consists of the interest we anticipate incurring during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed senior debt financing of approximately $53,400,000. We determined this amount of debt financing based upon an assumed equity amount of $29,871,000, tax increment financing and grants of $4,275,000 and seed capital proceeds of $1,479,000. If any of these assumptions change, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,000,000, based upon senior debt of $53,400,000 and an estimated interest rate of 7%. We have estimated our financing costs of $750,000 based upon this same level of term debt.
     Financing Costs. Financing costs of $750,000 consist of costs associated with the procurement of debt financing. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary depending on the amount we borrow.
     Organizational Costs. We have budgeted $1,500,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to estimated offering expenses of $540,262.
     Pre-Production Period Costs. We project $750,000 of pre-production period costs. These represent costs of beginning production after the plant construction is finished, but before we begin generating income, including start-up costs, administrative labor, production labor, utilities and training costs. We do not anticipate compensating our directors during this period.
     Inventory and Working Capital. We project $4,500,000 of inventory costs for the period between the completion of construction and our beginning generation of income. The $4,5000,000 inventory is comprised of $2,200,000 of initial inventories of corn and milo and other ingredients, initial $1,800,000 of ethanol and dried distillers grain work in process inventories, $500,000 of spare parts for our process equipment. We have also budgeted $2,500,000 for working capital.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. According to the Energy Information Administration, a section of the U.S. Department of Energy, approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas (“Air Quality and Ethanol in Gasoline” by Gary Z. Whitten, Ph.D., available at www.ethanolrfa.org). The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
     According to the Renewable Fuels Association, over the past 20 years the United States fuel ethanol industry has grown from almost nothing to an estimated current annual ethanol production capacity of 4.49 billion gallons. Plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 2.23 billion gallons. There are approximately 97 ethanol production facilities operating throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstock necessary to produce ethanol.
General Ethanol Demand and Supply
Demand for Ethanol
     According to the Renewable Fuels Association, the annual demand for fuel ethanol in the United States reached a new high in 2005 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2006” (dated

February 2006 and available free of charge at www.ethanolrfa.org), the Renewable Fuels Association anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The RFA also notes that interest in E85, a blend of 85% ethanol and 15% gasoline, has been invigorated due to continued efforts to increase U.S. gasoline supplies (“Ethanol Industry Outlook 2006”). The RFA also expects that the passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”) will provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets.
     The renewable fuels standard (RFS) will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
     The following chart illustrates the RFS program adopted by the Energy Policy Act of 2005.
ETHANOL PRODUCTION
Source: American Coalition for Ethanol (ACE)
     In addition, an increase in voluntary usage will likely be necessary for the industry to continue its growth trend. Heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and could result in depressed ethanol prices.
Ethanol Supply

     According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2005, 95 ethanol plants located in 19 states produced a record 4 billion gallons of ethanol, according to the RFA’s annual report. This is a production increase of 17% since 2004 and 126% since 2001. April 2006 production capacity increased to approximately 4.49 billion gallons and plans to construct new plants and expand currently operating facilities represented an additional 2.23 billion gallons of future production capacity. The following table shows U.S. ethanol production capacity by state as of May 2006. Nebraska and Kansas, the location of our proposed sites, are ranked as the second and eighth largest ethanol producing states, respectively.
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of May 2006)

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
1	Iowa	1,879.5
2	Nebraska	1,051.5
3	Illinois	881.0
4	South Dakota	603.0
5	Minnesota	593.6
6	Indiana	392.0
7	Wisconsin	228.0
8	Kansas	212.5
9	Michigan	207.0
10	Missouri	155.0
11	North Dakota	133.5
12	Colorado	85.0
13	California	68.0
14	Tennessee	67.0
15	Arizona	55.0
16	Kentucky	35.4
17	New Mexico	30.0
18	Texas	30.0
19	Wyoming	5.0
20	Ohio	3.0
21	Georgia	0.4

	United States Total	6,715.4

Sources: Renewable Fuels Association, Washington, DC. Nebraska Energy Office, Lincoln, NE.
     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2006 CBI import quota of 268.1 million gallons of ethanol, up from 240.4 million gallons in 2005. In the past, legislation has been introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year; however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW – General Ethanol Demand and Supply, Demand for Ethanol.”
     On December 30, 2005, the Environmental Protection Agency published an “interim rule” imposing a 2.78% default provision (equating to 4 billion gallons of renewable fuel) of the RFS. The interim rule was prepared as a Direct Final Rule, meaning it became effective upon publication due to the absence of compelling negative comments filed within 30 days. The Direct Final Rule applies a collective compliance approach, meaning no refiner individually has to meet the standard, but that the industry as a whole will have to blend at least 2.78% renewable fuels into gasoline this year. Any shortfall in meeting this requirement would be added to the 4.7 billion gallon RFS requirement in 2007. There are no other consequences for failure to collectively meet the 2006 standard. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met. An EPA brief explaining its action can be viewed at www.epa.gov/otaq/renewablefuels/. The Direct Final Rule is only expected to apply in 2006. The EPA expects to promulgate more comprehensive regulations by August 8, 2006, but the interim rules and collective compliance approach are expected to apply for the entire 2006 calendar year. In 2007 and subsequent years, the EPA expects to specifically identify liable parties, determine the applicable RFS, and develop a credit trading program. Further, the standards for compliance, record-keeping and reporting are expected to be clarified.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995 and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol. However, MTBE has caused groundwater contamination and has been banned from use by many states. The Energy Policy Act of 2005 did not impose a national ban of MTBE but it also did not include liability protection for manufacturers of MTBE. The National Corn Growers Association expects the failure to include liability protection for manufacturers of MTBE to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate (RFG) requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Energy Policy Act repeals the Clean Air Act’s 2% oxygenate requirement.
     The recent voluntary shift away from MTBE to ethanol has put increased focus on America’s ethanol and gasoline supplies. Although the Energy Policy Act of 2005 effectively eliminated RFG requirements, federal air quality laws in some areas of the country still require the use of RFG. As petroleum blenders now phase away from MTBE due to environmental liability concerns, the demand for ethanol as an oxygenate could increase. However, on April 25, 2006, President Bush announced that he has asked EPA Administrator Stephen Johnson to grant temporary reformulated gas waivers to areas that need them to relieve critical fuel supply shortages. Such waivers may result in temporary decreases in demand for ethanol in some regions, driving down the price of ethanol. Furthermore, legislation was recently introduced in the Senate and House that would strike the $0.54 secondary tariff on imported ethanol due to concerns that the recent spikes in retail gasoline prices are a result of ethanol supplies. These concerns may be misguided when one considers that the Energy Information Administration (“EIA”) estimates that 130,000 barrels per day of ethanol will be needed to replace the volume of MTBE refiners have chosen to remove from the gasoline pool, and the most recent EIA report shows that U.S. ethanol production has soared to 302,000 barrels per day in February, which would be enough ethanol to meet the new MTBE replacement demand while continuing to supply existing markets. Nevertheless, if the legislation is passed, the price of ethanol may decrease, negatively affecting our future earnings.
     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. The Renewable Fuels Association expects this change to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of gasoline blended with 10% ethanol. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
     The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. We expect to qualify for this credit under our anticipated production capacity of 50 million gallons per year. The credit is set to expire December 31, 2010.
     In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service after December 31, 2005 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Ethanol is a commodity product, like corn, which means our ethanol plant competes with other ethanol producers on the basis of price and, to a lesser extent, delivery service. We believe we will be able to compete favorably with other ethanol producers due to the following factors:
•	rail access facilitating use of unit trains with large volume carrying capacity;

•	access to a skilled workforce;

•	the modern plant design will help us to operate more efficiently than older plants; and

•	the use of a state-of-the-art process control system to provide product consistency.
     The ethanol industry has grown to approximately 100 production facilities in the United States, with over 30 plants under construction and 9 planned expansions of existing plants. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. Archer Daniels Midland recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply.
     According to the Renewable Fuels Association, Kansas currently has seven (7) operational ethanol plants with a total production capacity of over 210 million gallons per year. At least one additional plant is under construction that would add an additional 40 million gallons of annual capacity. In addition, the Kansas Energy Council lists several proposed ethanol projects in the early stages of development. We expect that there are more entities that have been recently formed or are in the process of formation that will begin construction on Kansas plants and become operational in the future; however, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development.
     The following map depicts the ethanol plants in Kansas that are operating as of April 2006. Plants that are under construction and proposed plants are not included.
Source: Renewable Fuels Association and Kansas Energy Council
     Nebraska is currently the second largest ethanol-producing state, with current production capacity over 500 million gallons per year. Plants under construction and planned expansions are expected to result in a total yearly production capacity of over 1 billion gallons per year. There are approximately eleven (11) ethanol plants currently operating in Nebraska, including plants owed and operated by large ethanol producers such as Abengoa Bioenergy Corp., ADM, Aventine and Cargill. Expansions of existing plants and nine (9) plants currently under construction are expected to add over 500 million gallons of production capacity. In addition, we expect that there are more entities that have been recently formed or are in the process of formation that will begin construction on Nebraska plants and become operational in the future. For example, the Nebraska Ethanol Board provides a list of a total of approximately twenty plants, including ours, currently under consideration in the state and in the early stages of project development. However, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development.

     The following map depicts the ethanol plants that are operating in Nebraska as of April 2006. Plants under construction and proposed plants are not pictured.
Source: Nebraska Ethanol Board.
     Several ethanol plants are in close proximity to our proposed sites. For example, the MGP Ingredients, Inc. plant, which has an annual production capacity of 9 million gallons, is located in Atchison, Kansas, approximately 45 miles from our proposed sites. In addition, the Golden Triangle Ethanol plant in Craig, Missouri is approximately 30 miles from our proposed sites. According to the Nebraska Ethanol Board, a 50 million gallon per year plant is currently proposed near Auburn, Kansas, which is approximately 35 miles from our proposed sites. In addition, the Kansas Energy Council lists a proposed 25 to 30 million gallon per year plant near Washington, Kansas. While Washington is nearly 100 miles from the proposed sites, we expect that a plant in that area would draw corn from the same area in which we expect to procure our corn supplies. We also expect that there are more regional entities that have been recently formed or are in the process of formation that may begin construction and become operational in the future; however, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development.
     The following table identifies most of the producers in the United States along with their production capacities:

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
ACE Ethanol, LLC	Stanley, WI	Corn	39
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Blue Flint Ethanol	Underwood, ND	Corn		50
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	24	9
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn		40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn		60
Front Range Energy, LLC	Windsor, CO	Corn		40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of California*	Corona, CA	Cheese whey	5

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Golden Grain Energy, LLC*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	50	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Horizon Ethanol, LLC	Jewell, IA	Corn	60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn		50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick/Coors	Golden, CO	Waste beer	1.5	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	95
	Riga, MI	Corn		57
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	22	3
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn		45
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn		35
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Pinnacle Ethanol, LLC	Corning, IA	Corn		60
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn		40
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	10
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
The Andersons Albion Ethanol LLC	Albion, MI	Corn		55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	35	10
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48

			Current	Under Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Val-E Ethanol, LLC	Ord, NE	Corn		45
VeraSun Energy Corporation	Aurora, SD	Corn	230	110
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Total Current Capacity at 97 ethanol biorefineries			4485.9
Total Under Construction (35)/Expansions (9)				2229.5
Total Capacity			6715.4

*	farmer-owned Source: Renewable Fuels Association Updated: April 27, 2006
Competition from Alternative Fuel Additives
     Alternative fuels, gasoline oxygenates and ethanol production methods are constantly under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
     We are a Kansas limited liability company formed for the purpose of developing, constructing and operating a 50 million gallon per year dry mill ethanol plant. We were initially organized on April 19, 2005 as a Kansas limited partnership. We then organized a Kansas limited liability company on October 7, 2005 and merged the two entities. The limited liability company assumed all of the assets and liabilities of the limited partnership, which ceased existence as a separate entity. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to annually process approximately 18.5 million bushels of corn and milo per year into 50 million gallons of denatured fuel grade ethanol, 160,000 tons of dried distillers grains with solubles and 140,000 tons of raw carbon dioxide gas. We do not expect to generate any revenue until the plant is completely constructed and operational.
     Generally, our board members have little or no experience in building, operating and managing ethanol plants or in marketing, selling and distributing ethanol, distillers grains or raw carbon dioxide. However, we have engaged consultants with experience in the industry. See “Other Consultants” below. For more information about the business experience of our directors, please refer to “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS – Business Experience of Directors and Officers.”
Primary Product – Ethanol
     Ethanol is an alcohol that can be burned in engines like gasoline. However, unlike gasoline, which is made by distilling crude oil, ethanol is made from the starchy parts of plants. It is produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold.
     We anticipate that our business will be the production and marketing of ethanol and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant or if we are not able to market ethanol and its co-products. We anticipate entering into an agreement with a company to market our ethanol; however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company. Currently, there are no agreements to market carbon dioxide or distillers grains, and we do not currently plan to sell our carbon dioxide.
Description of Dry Mill Process
     Our plant will produce ethanol by processing corn and milo. The corn and milo will be received by rail and by truck, then weighed and unloaded in a receiving building. The grains will then be transported to storage bins. Thereafter, the grain will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.
     Corn and milo mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn and milo mash that can be used as animal feed.
     The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:

Thermal Oxidizer
     Ethanol plants such as ours may produce odors in the production of ethanol and its primary co-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
     The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis.
     We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals which will then blend the ethanol into E10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.
     We believe that regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

     In addition to rail, we may try to service the regional markets by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.
     We also expect to use rail to serve national markets. In its report titled, “Ethanol Industry Outlook 2006” (dated February 2006 and available free of charge at www.ethanolrfa.org), the Renewable Fuels Association anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. See “INDUSTRY OVERVIEW—General Ethanol Demand and Supply.”
Ethanol Pricing
The following chart provides a comparison of average ethanol and gasoline rack prices per gallon F.O.B. Omaha, Nebraska through 2005:
Ethanol and Unleaded Gasoline Average Rack Prices
F.O.B. Omaha, Nebraska, 1982-2005
Source: Nebraska Energy Office, http://www.neo.ne.gov/statshtml/66.html.
     The following table provides average monthly rack prices per gallon of ethanol in Omaha, Nebraska from 2000 to 2005:

Ethanol and Unleaded Gasoline Average Rack Price
F.O.B. Omaha, Nebraska, 2000-2006
(Price per Gallon)

Fuel Type													Annual
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Average
Ethanol
2000	$1.10	$1.14	$1.14	$1.19	$1.25	$1.35	$1.33	$1.33	$1.48	$1.49	$1.66	$1.72	$1.35
2001	$1.77	$1.70	$1.51	$1.46	$1.76	$1.63	$1.41	$1.49	$1.53	$1.36	$1.14	$0.97	$1.48
2002	$0.94	$0.94	$1.12	$1.05	$0.95	$1.03	$1.16	$1.35	$1.28	$1.20	$1.25	$1.21	$1.12
2003	$1.15	$1.30	$1.44	$1.25	$1.12	$1.27	$1.28	$1.27	$1.38	$1.38	$1.65	$1.72	$1.35
2004	$1.40	$1.37	$1.69	$1.80	$1.73	$1.86	$1.68	$1.58	$1.56	$1.87	$1.97	$1.80	$1.69
2005	$1.72	$1.56	$1.31	$1.20	$1.20	$1.42	$1.78	$2.07	$2.74	$2.47	$2.09	$1.99	$1.80
2006	$2.13	$2.52	$2.42	$2.45	NA	NA	NA	NA	NA	NA	NA	NA	NA
Source: Nebraska Energy Office, http://www.neo.ne.gov/statshtml/66.html.
     Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets are presented in the following graph:
Source: California Energy Commission, available free of charge at http://www.energy.ca.gov/gasoline/graphs/, (last updated April 17, 2006)
     Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol, we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.

Co-products
     The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 – Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
     The plant is expected to produce approximately 110,200 tons annually of raw carbon dioxide as another co-product of the ethanol production process according to Fagen, Inc.’s engineering specifications. At this time, we do not intend to capture and market our carbon dioxide gas.
Distillers Grains Markets
     According to the University of Minnesota’s DDGS—General Information website (October 12, 2005) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increases.
     The primary consumers of distillers grains are the dairy and beef cattle markets. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, we expect that these markets will continue to grow. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
     As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distiller’s grains. Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We expect to dry approximately 100% of the distillers grains the first full year of production for sale to markets in western Kansas, western Nebraska and central California. By our fifth year of operation, we anticipate we will dry up to 50% of our distillers grains for those markets, and the remaining 50% will be sold to local markets. However, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.
Distillers Grains Pricing
     Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.

Soymeal, Corn, and DDG Monthly Price
(March 2003-August 2005)
Source: USDA Price History
Corn and Milo Feedstock Supply
     We anticipate that our plant will need approximately 18.5 million bushels of grain per year for our dry milling process. We expect to use corn and milo, also known as grain sorghum, as our feedstock. According to the National Sorghum Producers, one bushel of milo produces approximately the same amount of ethanol as one bushel of corn. The corn and milo supply for our plant will be obtained primarily from local markets. Traditionally, corn and milo grown in the area has been fed locally to livestock or exported for feeding or processing. We anticipate that corn and milo will be readily available in the areas of northeast Kansas and southeast Nebraska in which we anticipate our plant will be built. We expect that the corn and milo for our proposed plant will originate within an eleven county area that includes the Kansas counties of Atchison, Brown, Doniphan, Jackson, Marshall, Nemaha, Pottawatomie and Holt; and the Nebraska counties of Nemaha, Pawnee and Richardson. A study by ProExporter Network for Fagen, Inc. found that yearly corn production for the eleven county area has ranged from 31 to 114 million bushels, with an annual average production of over 67 million bushels of corn over the last ten years. Milo production for the same area over the same period averages 19.2 million bushels annually, although Holbrook Consulting Services has noted that milo production in the area in which our proposed sites are located has decreased substantially over the last ten years as acres once planted with milo are being replaced by corn. Our plant’s expected feedstock needs of 18.5 million bushels per year would consume approximately 21% of the ten year average annual corn and milo production in the eleven county area.
     We will be dependent on the availability and price of corn and milo. The price at which we will purchase corn and milo will depend on prevailing market prices. Although the areas surrounding the two potential plant sites produce a significant amount of corn and milo, and we do not anticipate problems sourcing either, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn and milo, an extended drought in the area, or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn and milo in the areas we are considering for the location of the plant. The ProExporter Network study found that the estimated ten year average corn price within the eleven county region studied is $2.33 per bushel. However, as the chart below demonstrates, the average in recent years has been lower.
Ten Year Estimated Corn Price by County

		Average
		10 Year	5 Year	3 Year
County	ST	94-95 to 03-04	99-00 to 03-04	01-02 to 03-04

Atchison	KS	$2.45	$2.22	$2.40
Brown	KS	$2.32	$2.09	$2.27
Doniphan	KS	$2.30	$2.07	$2.25
Jackson	KS	$2.37	$2.14	$2.32
Marshall	KS	$2.29	$2.06	$2.24
Nemaha	KS	$2.32	$2.09	$2.27
Pottawatom	KS	$2.32	$2.09	$2.27
Holt	MO	$2.28	$2.07	$2.24
Nemaha	NE	$2.32	$2.09	$2.27
Pawnee	NE	$2.35	$2.11	$2.27
Richardson	NE	$2.34	$2.10	$2.26
Average		$2.33	$2.10	$2.28
Source: ProExporter Network
     According to the research by ProExporter Network, the introduction of increased demand for corn within a market can have varying impacts on corn price in the area. The Holbrook/ProExporter study estimated the basis impact for our plant would be approximately $0.03 per bushel. However, additional ethanol plants in the area could greatly impact the price of corn and milo in the region in which we expect to obtain the feedstock for our plant.
     Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We therefore anticipate that our plant’s profitability will be negatively impacted during periods of high corn and milo prices.
Grain origination and risk management
     We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn and milo needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or at all.
     We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn and milo deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Project Location and Proximity to Markets
     We anticipate building our plant in northeastern Kansas or southeastern Nebraska. The primary site we are considering is a 160-acre site near Falls City, Nebraska. The potential site is adjacent to the Burlington Northern Santa Fe rail line and is near Nebraska state Highway 8 and US Highways 73 and 75. We are also considering sites near Padonia, Kansas and Reserve, Kansas, approximately fifteen miles from Falls City. We have entered into options to buy land for the Falls City and Reserve sites, as discussed above in “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS—Plan of Operations Until Start up of Ethanol Plant—Site Acquisition and Development.” We are currently in the process of negotiating options for purchasing the Padonia site, but we currently do not have any binding options to purchase land for the plant at the Padonia site, and there can be no assurance that we will be able to obtain options on favorable terms, if at all. Our board of directors reserves the right to select the location of the plant site, including one of these sites or an entirely different site, in its sole discretion, for any reason. The map below shows the location of the three proposed sites, denoted with the NEK-SEN Energy logo:

     There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site that may delay or halt construction of the plant. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and delivery
     We anticipate our plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. The Falls City site is located near Nebraska Highway 8 and US Highways 73 and 75. The Falls City, Padonia and Reserve sites are located near state highways with nearby access to Interstate Highways I-29, I-70 and I-80.
     We believe rail is considerably more cost effective than truck transportation to the more distant markets. The railways and highways we will use will be dependent on our choice of location to build our plant. At this time, we do not have any contracts in place with any railway, and no assurances can be made that any agreement will be reached. The Falls City site is adjacent to the Burlington Northern Santa Fe Class 1 rail line. The rail line reaches as far east as Chicago. Through an arrangement with CSX, markets in the eastern parts of the country, such as New York, may be reached. The following is a map of the Burlington Northern/Santa Fe rail system. The Falls City site is marked with the company’s logo.

     The Union Pacific north-south spine line intersects with the Burlington Northern/Santa Fe line east of the Falls City site. The Union Pacific line is a primary service from Minneapolis to Kansas City and Oklahoma City, Dallas, and Houston. We are exploring the possibility of using both carriers for rail service. However, no definitive agreements have been made with any railroad. The following map depicts the Union Pacific system:

     We have entered into agreements with Hanson Wilson, Inc. (“HWI”) for services relating to preliminary track layout and topography survey. Under the agreement we signed January 27, 2006, HWI will complete a preliminary track layout to be submitted to Burlington Northern Santa Fe Railroad (“BNSF”). Upon approval of the layout by BNSF, HWI will prepare a preliminary construction cost estimate for the track portion of the project. The lump sum fee for those services is $3,400. The agreement provides for additional service options, including the addition of preliminary design for the civil site and drainage for a total fee of $4,800. If preliminary design for the civil site, drainage, roadways and pavement are added, the total fees for HWI’s services would be $5,600. In addition, we are required to reimburse HWI for its expenses incurred in performing the services. The agreement may be terminated upon seven days’ written notice to the other party in the event of substantial failure by the other party to perform in accordance with the terms of the agreement.
     In addition, we have entered into an agreement with HWI for performance of a topography survey. Under the agreement, HWI will perform surveys related to the railroad right-of-way. The lump sum fee for HWI’s services under this agreement is $8,900, with an option to add additional services for a lump sum amount of $14,500.
Utilities
     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local electric and water utilities to provide our needed electricity and water. In addition, we are in negotiations with suppliers to purchase the natural gas needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the natural gas, electricity, and water that we need or that they can do so at a competitive price.

     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
     We have entered into an agreement with U.S. Energy whereby U.S. Energy will provide us consulting and energy management services for supplies of fuel and electricity for the plant. Services to be provided under the agreement include solicitation of service proposals; participation in service agreement negotiations; and other advisory and energy management services.
     Under the agreement, we will pay U.S. Energy $2,900 per month for its services, plus pre-approved travel expenses. The fee will increase 4% each year on the date of the anniversary of the agreement. The term of the agreement begins February 1, 2006 and continues until twenty-four months after the plant’s Completion Date, as defined by the agreement. Following the initial term, the agreement will be month to month, and either party may terminate the agreement by providing 60 days prior written notice.
Natural Gas
     In order to operate a 50 million gallon ethanol plant, we will require approximately 1,920,000 MMBTU of natural gas per year. The plant will produce process steam from its own boiler system and dry the distillers dried grains co-product via a direct gas-fired dryer. The price we will pay for natural gas has not yet been determined. Recently, natural gas prices have been significantly higher than the ten-year average.
     The following chart shows natural gas futures from August 30, 2005 to January 17, 2006.
Source: Energy Information Administration
Electricity
     Based on engineering specifications, we anticipate the proposed plant will require a significant amount of electricity at peak demand. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. Although we have discussed estimates with various providers, the price at which we will be able to purchase electric services has not yet been determined.

Water
     We will require a significant supply of water. Engineering specifications show our plant water requirements to be a maximum of approximately 500 gallons per minute, depending upon the site we select and the quality of water. Depending upon the site we select, and once we have assessed our water needs and available supply, we may need to drill one or more new high capacity wells or utilize nearby surface water to meet the plant’s water needs if municipal water sources are not used.
     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM wastewater treatment process resulting in a zero discharge of plant process water.
Employees
     We presently do not have any permanent employees. Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 32 full-time employees. Approximately 6 of our employees will be involved primarily in management and administration, and the remainder will be involved primarily in plant operations. Our executive officers are not employees and they do not currently receive any compensation for their services. We have engaged project consultants to assist with the development of the project. See “Other Consultants,” below.
     The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel
General Manager	1
Plant Manager	1
Grain Merchandiser/Risk Management	1
CFO	1
Account Clerk/Secretarial	2
Shift Team Leaders	3
Shift Operators	12
Maintenance	3
Lab Chemist	1
Lab Tech	1
Grain/DDGS Misc. Labor	6
TOTAL	32
     The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
     We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.

     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below what we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants, which would have a material adverse effect on our operations, cash flows and financial performance.
Sales and Marketing
     We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but we have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell a portion of our distillers grains through the use of a third-party marketer, but have not yet entered into any agreements regarding the sale of our distillers grains. See “DESCRIPTION OF BUSINESS—Distillers Grains Markets.” We will be extremely dependent on the entities we engage to produce or market each of our products.
Design-Build Team
Fagen, Inc.
     We have entered into a nonbinding letter of intent with Fagen, Inc. (“Fagen”) in connection with the design, construction and operation of the proposed plant. Fagen was founded by Ron Fagen, its CEO and President, and originally began in 1972 as Fagen-Pulsifer Building, Inc. It became Fagen, Inc. in 1988. Fagen has more than 25 years experience in the ethanol industry and been involved in the construction of more ethanol plants than any other company in this industry. According to a July 2005 article in Twin Cities Business Monthly, Fagen employed over 1,000 construction workers last year and employs approximately 120 personnel at its headquarters and two regional offices and posted $315 million in sales in fiscal year 2004. It is expected that fiscal year 2005 sales will top $375 million. As of July 2005, Fagen had designed and constructed 45 ethanol plants. Fagen continues to design and construct a number of ethanol plants around the country. Fagen’s other construction commitments could cause Fagen to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen is not able to perform according to the timetable we anticipate.
     The expertise of Fagen in integrating process and facility design into construction of an operationally efficient facility is very important. Fagen also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its desire to facilitate the project’s successful transition from start-up to day-to-day operation.
Letter of Intent with Fagen
     We have not entered into any legally binding agreements with Fagen or ICM (“ICM”) for the design or construction of our plant. We anticipate entering into a definitive agreement with Fagen once we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan. We have executed a nonbinding letter of intent with Fagen, who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We expect to pay Fagen $61,240,000 in exchange for the following services:
•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
     However, the price of $61,240,000 in the nonbinding letter of intent remained firm only until March 12, 2006. We are currently in the process of obtaining another nonbinding letter of intent with Fagen, and we expect that the price set forth in any subsequent letter of intent will be higher than the price contained in our current nonbinding letter of intent. Therefore, the cost of our plant could be significantly higher than the $61,240,000 construction price in the letter of intent. Although we have currently budgeted $1,110,000 in construction contingency to help offset any increases in our costs of construction, based on our discussions with Fagen, we anticipate that price increases will exceed this amount.
     We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.
ICM, Inc.
     We have not entered into any legally binding agreements with ICM, Inc. (“ICM”) ICM is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and founded in 1995 by President and CEO, Dave Vander Griend. Based on discussions we have had with both Fagen and ICM and provisions found in our letter of intent with Fagen, we expect that ICM will serve as the principal subcontractor for the plant and to provide the process engineering operations for Fagen. ICM’s merchandising operation currently procures and markets various grain products. We expect to enter into an agreement with ICM to provide environmental consulting services on a time and materials basis, although no such agreement exists at this time.
     ICM has been involved in the research, design and construction of ethanol plants for many years. Principals of ICM each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs over 100 engineers, professional and industry experts, 35 craftsmen, welders and painters and 30 full-time field employees that oversee the process. ICM has been involved in sixty ethanol plant projects. At least twenty of the projects involved a partnership between ICM and Fagen Again, Fagen generally uses ICM as part of its design team. Fagen and ICM could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM is currently designing, ICM may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.
Construction and timetable for completion of the project
     Assuming this offering is successful and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16 to 20 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Other Consultants
Pro-Vision Development Corporation
     We have entered into a consulting agreement with Pro-Vision Development Corporation (“Pro-Vision”) for project coordination and project management services. Pro-Vision’s services are provided by Matt and Diane Crouse. Matt Crouse’s experience includes participation as project coordinator for Lincolnway Energy, LLC, which owns and operates an ethanol plant near Nevada, Iowa, and Pine Lake Corn Processors, LLC, an ethanol plant in Steamboat Rock, Iowa. In exchange for Pro-Vision’s services, we have agreed to pay Pro-Vision a one-time commitment fee of $15,000 and $1,800 per week for services performed pursuant to the agreement. In addition, we agreed to pay a success bonus of $20,000 due upon our acceptance of the Business Plan from Pro-Vision; a success bonus of $75,000 due upon our final acceptance of the senior loan commitment and all additional subordinated debt; a success bonus of $100,000 at the time of execution of definitive documents defining the senior loan; and a $50,000 construction completion bonus at the time of substantial completion of the plant. We also agreed to reimburse Pro-Vision for its expenses, including lodging and meals, not to exceed $950 per week. The agreement may be terminated by either party upon thirty days written notice.
     There is no assurance that Pro-Vision will be able to assist us in securing adequate financing.

BioEnergy Capital Consultants
     We have also entered into a consulting agreement with BioEnergy Capital Consultants (“BioEnergy”), pursuant to which BioEnergy will assist in contract negotiations with various service and product providers; assist the planning of our equity marketing effort; assist with the securing of debt financing for the commencement of construction of the project; assist the education of local lenders; and perform such other reasonably necessary duties as we may request for the timely and successful securing of debt financing and commencement of construction of the project. In exchange for these project development services, we have agreed to pay BioEnergy the following amounts:
•	a one-time commitment fee of $50,000;

•	$1,500 per week for services until the equity drive is closed and administrative details are concluded;

•	for the period between the equity drive closing and the closing of our loans, $375 per day for specifically identified services; and

•	a one-time bonus of $250,000 on the loan closing date.
     In addition, we agreed to reimburse BioEnergy for its expenses up to $2,500 per week. The term of the agreement ends the first day after the Loan Closing Date (as defined by the agreement) or upon fourteen days prior written notice from BioEnergy. We may terminate the agreement only for “cause,” which includes BioEnergy’s gross negligence or intentional misconduct.
     There is no assurance that BioEnergy will be able to assist us in securing adequate financing.
U.S. Energy
     We have entered into an agreement with U.S. Energy whereby U.S. Energy will provide us consulting and energy management services for supplies of fuel and electricity for the plant. Services to be provided under the agreement include solicitation of service proposals; participation in service agreement negotiations; and other advisory and energy management services.
     Under the agreement, we will pay U.S. Energy $2,900 per month for its services, plus pre-approved travel expenses. The fee will increase 4% each year on the date of the anniversary of the agreement. The term of the agreement begins February 1, 2006 and continues until twenty-four months after the plant’s Completion Date, as defined by the agreement. Following the initial term, the agreement will be month to month, and either party may terminate the agreement by providing 60 days prior written notice.
Regulatory Permits
     We will be subject to extensive air, water and other environmental regulations, and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We anticipate entering into an agreement with ICM, Inc. to coordinate and assist us with obtaining certain environmental permits and to advise us on general environmental compliance. However, no agreement exists at this time, and there can be no assurance that one will be entered into.
     Of the permits described below, we must obtain the Construction Storm Water Discharge Permit and the Minor Source Permit for air emissions (Nebraska) or the Air Emission Source Construction Permit (Kansas) prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. Depending upon the location of the plant, the states of Nebraska or Kansas and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

     Even if we receive all required permits from the state in which in our plant is built, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Nebraska or Kansas is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that the state is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
Minor Source Construction Permit (Nebraska) or Air Emission Source Construction Permit (Kansas)
     Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a permit for the facility emissions. In Nebraska, the permit is referred to as the Minor Source Construction Permit; the similar permit in Kansas is called the Air Emission Source Construction Permit. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 50 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor source construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the State might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor source construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.
Air Pollution Standard
     There are a number of standards which may affect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible but not expected that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.
National Pollutant Discharge Elimination System Permit (Kansas) and Waste Water National Pollutant Discharge Elimination System Permits (Nebraska) (Individual NPDES Permits)
     We expect that we will use water to cool our closed circuit systems in the proposed plant. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make-up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. The exact details regarding the source of water and the amount of non-process and other wastewater that needs to be discharged will not be known until tests confirm the water quality and quantity for the site.

     Although unknown at this time, the quality and quantity of the water source and the specific requirements imposed by either the Kansas or Nebraska environmental agencies for discharge will materially affect the financial performance of the Company. If we choose to construct our plant in Nebraska, we expect to apply for a Nebraska Pretreatment Permit (NPP) for the discharge of the non-process waste water. We expect to file for a permit to allow the discharge of wastewater from a manufacturing or commercial operation. In addition, prior to construction, we expect to apply for either the National Pollutant Discharge Elimination System Permit (if we choose the Kansas site) or the Waste Water National Pollutant Discharge Elimination System Permit (if we choose the Nebraska site). This permit will require submission of plans and specifications with the state environmental agency. We do not expect to require a permit for the land application or discharge of process wastewater based on the design proposed by our engineers. There can be no assurances that the required permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate. However, we anticipate receiving the permits. Because neither Kansas nor Nebraska has a statute or regulation governing or limiting the withdrawal of water from wells, and because we will not be transferring water from one waste district or basin to another, no well withdrawal permit will be sought or required.
Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)
     Before we can begin construction of our proposed ethanol plant, we must obtain a construction storm water discharge permit from the state regulatory body in the state in which we decide to build our plant (“General Permit”). This permit application must be filed 90 days before construction begins. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. The plan must be submitted, but need not be approved by the state environmental agency. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit. We must also file a separate application for a General Permit for industrial storm water discharges. The application for the General Permit for industrial storm water discharges must be filed 24 hours prior to the start of operations. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit storm water discharge permit. In either case, an Industrial Storm Water Pollution Prevention Plan will be required for plant operation.
New Source Performance Standards
     The plant will be subject to New Source Performance Standards for both the ethanol plant’s distillation processes, and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, and monitoring requirements, and record keeping requirements.
Spill Prevention, Control, and Countermeasures Plan
     Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.
Alcohol and Tobacco Tax and Trade Bureau Requirements
     Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.
Risk Management Plan
     Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia for the production process, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions, or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.
Nuisance
     Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its co-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS – Thermal Oxidizer” for additional information. Nonetheless, although we are not currently involved in any litigation involving nuisance or any other claims, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     Our operating agreement provides that our initial board of directors will be comprised of no fewer than 9 and no more than 25 members. We have 19 directors on our initial board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
     Prior to the expiration of their terms, the operating agreement requires the initial directors to fix the total number of directors at a minimum of 12 and a maximum of 15 directors, subject to increase as described in the last sentence of this paragraph. Then, at the first annual meeting of the members following the date on which substantial operations of our ethanol plant commences, members will elect directors to staggered three-year terms. In addition, each member purchasing 10,000 units or more in this offering is entitled to appoint a director to the board. The operating agreement requires that a majority of the board be elected by the members. Therefore, the number of directors will be increased if the number of directors appointed by members purchasing 10,000 units or more in this offering is greater than a majority of the directors.
     Our board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements we enter into, including those with Fagen, Inc., will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because the directors’ investment interest in our plant is directly adverse to Fagen, Inc.’s interest in its contracts. We believe these adverse interests constitute sufficient protection to justify our lack of independent directors.
Identification of Directors, Executive Officers and Significant Employees
     The following table shows the directors and officers of NEK-SEN Energy, LLC as of the date of this prospectus:

Name	Position
Gary Edelman	Director, President
Lonnie D. Goff	Director, Vice President
Brian Poppe	Director, Secretary
Gerald L. Howard	Director, Treasurer
Galen “Pete” Eggers	Director
Mark A. Edelman	Director
Roy Claycamp	Director
James R. (Jim) Jensen	Director
Charlie Loiseau	Director
Richard Ogle	Director
Jeff Williams	Director
Gerald Gerstner	Director
Kurt Grimm	Director
Mike Butler	Director
Gale Cook	Director
Roger E. Jorgenson	Director
David Hartter	Director
Frank Scoby	Director
Michael Althouse	Director
Business Experience of Directors and Officers
     The following is a brief description of the business experience and background of our officers and directors.
     Gary D. Edelman, President. Age 57. Gary Edelman has been employed for 36 years by Wenger Manufacturing, a locally-owned private company that manufactures and installs extruders and related food processing equipment for the human consumption and pet food industries. Mr. Edelman works in domestic technical sales and has served Wenger Manufacturing in various roles related to product development, pilot plant operations, sales and marketing. In addition, he owns and farms 730 acres near Sabetha, Kansas and raises cattle for a regional specialty branded natural beef products market. He has been a director of Kansas Farm Bureau Young Farmers and Ranchers. He has previous business experience in retail hardware and continues to have an interest in rental housing. He graduated from Kansas State University. Gary Edelman is the brother of another director, Dr. Mark Edelman. Mr. Edelman has been a director of the Company since its inception.
     Lonnie D. Goff, Vice President. Age 49. Mr. Goff is manager of Stalder Cattle Company, a 7,500 head custom cattle feed yard, serving in his current role since 1982. Mr. Goff also sharecrops land owned by Stalder Cattle Company and manages a herd of 100 cows as a cow-calf operation. He received his B.S. degree in 1978 from the University of Nebraska-Lincoln in Agricultural Economics with emphasis in business management and marketing. Mr. Goff resides near Falls City, Nebraska and has been a director of the Company since December 1, 2005.
     Brian Poppe, Secretary. Age 41. Mr. Poppe has been employed by Nemaha Realty, Inc., a local farm management firm since 1989. He currently manages over 10,000 acres of farmland for absentee landowners and is active as a licensed real estate broker in Nebraska and Kansas. Mr. Poppe has experience in grain marketing, cash flow analysis, risk management, and real estate trends. He received a B.S. degree from the University of Nebraska-Lincoln in Agricultural Economics with a business emphasis. He is past Chapter President of the Nebraska Realtor’s Land Institute and currently serves on the Falls City, Nebraska Chamber of Commerce Board of Directors. He is currently the president of Christ Lutheran Church and was treasurer for six years prior to becoming president. He has been a director for the Company since December 1, 2005.
     Gerald L. Howard, Treasurer. Age 71. Mr. Howard retired in 2003 as Treasurer and Chief Financial Officer for Wenger Manufacturing, Inc., and affiliated companies including Wenger Overseas, Inc., Wenger Asia, Ltd., and Extru-Tech, Inc., after 40 years experience. In that capacity, he gained experience relating to corporate finance, accounting, payroll, employee benefits, and insurance. Mr. Howard was employed by the accounting firm Kennedy & Coe as an account auditor from 1960-63. He is a Korean War Veteran and Graduate of the Armed Forces Fareast Military Intelligence School, serving with the 501 Military Intelligence and Korean Military Advisory Group. He received his B.A. Degree from Kansas State University in 1960. He owns farmland and resides in Sabetha, Kansas. Mr. Howard has been a director of the Company since December 1, 2005.

     Michael D. Althouse, Director. Age 52. Mr. Althouse is manager of National and International Sales for MAC Equipment, Inc., a privately held manufacturer of food and feed conveying, drying, and air pollution control equipment. He oversees six sales and marketing personnel and has been employed at the same company since 1989 in a variety of roles, including fabrication, set-up, trouble-shooting, sales, and marketing. Mr. Althouse has previous experience in retail auto parts and service, and as an owner-manager of a local plumbing, heating, and air conditioning business. He has been a director with the Company since December 1, 2005.
     Mike Butler, Director. Age 61. Mr. Butler is President of Schwab-Eaton Consulting Engineers in Manhattan, Kansas. He has been a Partner in Schwab-Eaton since 1973 where he began employment in 1970 after brief period with Black and Veatch Consulting Engineers in 1969. He is a Licensed Professional Engineer in Kansas, Missouri, and Arkansas. Mr. Butler is past President of the Kansas Consulting Engineers Association. He received B.S. and M.S. degrees in Civil Engineering from Kansas State University. He has been a director of the Company since December 1, 2005.
     Roy Claycamp, Director. Age 44. Mr. Claycamp owns and operates a diversified farm near Seneca, Kansas that includes 600 acres of soybeans, 450 acres of corn, 80 acres of wheat, and 200 acres of brome hay. He owns and manages a herd of 45 cows. He has completed farm management training at the North Central Vocational Technical School. He is a member of Kansas Farm Bureau, Kansas Livestock Association, and the Republican Party. He has been a director of the Company since December 1, 2005.
     Gale Cook, Director. Age 53. Mr. Cook is President of Sabetha Community Bank operations for United Bank and Trust, with whom we have our escrow agreement. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.” Sabetha is one of eight communities with United Bank and Trust bank operations in Northeast and North Central Kansas. Mr. Cook has been employed in banking since in 1974. He received a B.S. degree in Economics and Political Science from Fort Hays State College. He has been a director of the Company since December 1, 2005.
     Dr. Mark A. Edelman, Director. Age 52. Dr. Edelman is a Professor of Agricultural Economics and has been an Extension Economist at Iowa State University since 1986. He was an Extension Economist at South Dakota State University from 1981 to 1985. He conducts research on issues related to agriculture, economic development, and governmental finances. He is co-founder and Vice President of SunAM Development, L.C., a ten-year old family-owned business with interests in ethanol and rural housing projects in Iowa. He has served on the City Council for Boone, Iowa (population 12,500). During the 1980s on the Board of Directors for Land O’Lakes, Inc., a regional farm cooperative and Fortune 500 food company. He earned B.S. and M.S. degrees in Agricultural Economics from Kansas State University and a Ph.D. in Agricultural Economics from Purdue. Dr. Mark Edelman is the brother of another director, Gary Edelman. He has been a director of the Company since December 1, 2005.
     Galen “Pete” Eggers, Director. Age 54. Mr. Eggers is General Manager and Chief Executive Officer for Eggers Brothers Inc., an auto, agriculture and industrial parts distribution company and steel fabrication shop. After being involved in the machinery repair business in the mid-1960s, Mr. Eggers and his brother formed a partnership in 1969 that was incorporated as the business grew. Eggers Brothers, Inc. currently serves over a thousand customers in a four-state trade area. Mr. Eggers is also President of EBE, Inc., which owns agricultural property and manages the family’s farming operation. Mr. Eggers resides near Auburn, Nebraska and has been a director of the Company since December 1, 2005.
     Gerald Gerstner, Director. Age 63. Mr. Gerstner has been involved in agriculture production for approximately 45 years. He currently owns and operates a 1,250 acre corn and soybean farming operation. He also backgrounds and finishes market steers. He currently serves on the Board of Directors for Frontier Farm Credit and is a member of the Marshall County Economic Development Committee, Kansas Livestock Association, and Kansas Soybean Association. He resides near Frankfort, Kansas and has been a director of the Company since December 1, 2005.
     Kurt Grimm, Director. Age 26. Mr. Grimm is Manager of the Landscape Division for Grimm’s Gardens, a family-owned greenhouse business that grows annuals, perennials, trees, shrubs, and hydroponic tomatoes for the local retail market. For the past five years, Mr. Grimm has 2,800 acre farming operation owned by the Grimm family. He resides near Hiawatha, Kansas and has been a director of the Company since December 1, 2005.
     David Hartter, Director. Age 46. Mr. Hartter is President and General Manger of Hartter Feed and Seed, Inc., located in Sabetha, Kansas. The feed milling operation serves all species with a primary focus on dairy, swine, and beef. The company also is involved in production and marketing of certified seed serving a 120 mile radius from the plant. He operates a beef feedlot operation and finishes approximately 8,000 market hogs annually. Mr. Hartter served on the Board of Directors of the Kansas Seed Industry Association and America’s Premium Pork. He has been a director of the Company since December 1, 2006.
     James R. “Jim” Jensen, Director. Age 65. Mr. Jensen retired as President and Chief Operating Officer of Polar Air Cargo in 2003 after serving as an aviation executive for Trans World Airlines, McDonnell Douglas Aircraft/Boeing Aircraft, ValuJet/Air Tran Airlines, and Polar Air Cargo. Mr. Jensen earned a B.S. degree in Mechanical Engineering and an M.S. in Education from Kansas State University. Mr. Jensen is a brother-in-law to another director, Frank R. Scoby. Mr. Jensen resides in Olathe, Kansas and he has been a director of the Company since December 1, 2005.
     Roger E. Jorgenson, Director. Age 50. Mr. Jorgenson is owner and manager of the accounting firm of R.E. Jorgenson, Inc., with accounting offices in Topeka and Seneca, Kansas. Mr. Jorgenson serves clientele primarily in the agricultural sector. He earned his bachelors of accounting degree in 1986 from Central Washington University and in 1992 he moved to Topeka, Kansas where in 2001 he opened his accounting firm. He has been a director of the Company since December 1, 2005.
     Charlie Loiseau, Director. Age 55. Mr. Loiseau has owned and operated Charlie’s Utility Construction Co., for the past 28 years. Charlie also owns and operates a diversified farming operation with cattle and serves as a Marshall County Livestock Association Director. He was elected County Commissioner for District 3 in Marshall County, Kansas. Charlie has been a director of the Company since December 1, 2005.
     Richard Ogle, Director. Age 60. Mr. Ogle is a farm owner and operator who has been self-employed in farming for the past 21 years. He resides on a century farm near Dawson, Nebraska. Mr. Ogle has 11 years of previous experience as an Industrial Arts teacher. He graduated from Peru State College with a degree in Industrial Education and a minor in Industrial Management. He has been a director of the Company since December 1, 2005.
     Frank R. (Bob) Scoby, Director. Age 63. Mr. Scoby owns and operates a 2,200 acre grain and livestock farm in Brown County, Kansas. He is a life-long farmer and has served on several boards of area business and community development groups, including the Board of Directors for the Sabetha Farmers Cooperative Elevator, Brown County Soil Conservation District, and the Sabetha Hospital Endowment. Mr. Scoby is a brother-in-law to another director, James R. Jensen. Mr. Scoby has been a director of the Company since December 1, 2005.
     Jeff Williams, Director. Age 41. Jeff Williams is General Manager of the Farmers Cooperative Elevator in Sabetha, Kansas. Mr. Williams has been employed by the Sabetha Coop since 1992. He received his Certified Crop Advisor certificate in 1994 and has experience in a variety of positions, including sales agronomist and agronomy department manager. Mr. Williams is an active member of the Kansas Agricultural Retailers Association and continues to participate in legislative and environmental committees. He graduated from Kansas State University with a degree in Agricultural Economics in 1986 and an Agronomy degree in 1988. He has been a director of the Company since December 1, 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth 5% or more owners of our units as of the date of this prospectus:

		Amount/ Nature of	Percent of Class as of the
Title of Class	Name of Beneficial Owner	Beneficial Owner	Date of this Prospectus
Membership Units	Gary Edelman	430	14.00%
Membership Units	EBE, Inc.(1)	330	10.74%
Membership Units	SunAm Development, LC(2)	430	14.00%
Membership Units	Kurt Grimm	286	9.31%
Membership Units	David Hartter	174	5.66%
Membership Units	Frank Scoby	165	5.37%

Totals		1815	59.08%

(1)	Pete Eggers, one of our directors, is the 50% owner and president of EBE, Inc.

(2)	Mark Edelman, one of our directors, is a principal of SunAm Development, LC.
Security Ownership of Management
     As of the date of this prospectus, our directors and officers own membership units as follows:

		Amount of Beneficial
Title of Class	Name of Beneficial Owner	Ownership	Percent of Class
Membership Units	Gary Edelman	430	14.00%
Membership Units	Lonnie D. Goff	115	3.74%
Membership Units	Brian Poppe	50	1.63%
Membership Units	Gerald L. Howard	50	1.63%
Membership Units	EBE, Inc.(1)	330	10.74%
Membership Units	SunAm Development, LC(2)	430	14.00%
Membership Units	Roy Claycamp	52	1.69%
Membership Units	James R. (Jim) Jensen	50	1.63%
Membership Units	Charlie Loiseau	96	3.13%
Membership Units	Richardson County Farmers Group Partnership(3)	146	4.75%
Membership Units	Rock Creek Investors(4)	67	2.18%
Membership Units	Gerald Gerstner	93	3.03%
Membership Units	Kurt Grimm	286	9.31%
Membership Units	Mike Butler	50	1.63%
Membership Units	Gale Cook	51	1.66%
Membership Units	Roger E. Jorgenson	50	1.63%
Membership Units	David Hartter	174	5.66%
Membership Units	Frank Scoby	165	5.37%
Membership Units	Michael Althouse	52	1.69%

	Totals	2737	89.10%

(1)	Pete Eggers, one of our directors, is the 50% owner and president of EBE, Inc.

(2)	Mark Edelman, one of our directors, is a principal of SunAm Development, LC.

(3)	Richard Ogle, one of our directors, is a part owner of Richardson County Farmers Group Partnership.

(4)	Jeff Williams, one our directors, is a part owner of Rock Creek Investors.
EXECUTIVE COMPENSATION
     Gary Edelman currently serves as our president, Lonnie D. Goff serves as vice president, Brian Poppe as secretary, and Gerald L. Howard as our treasurer. We do not currently compensate our executive officers.
     We do not have any other compensation arrangements with our directors and officers.

Employment Agreements
     We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.
Reimbursement of Expenses
     We reimburse our officers and directors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     Under Kansas law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Kansas law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since our inception, we have engaged in transactions with related parties. We currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.
Escrow Agreement with United Bank and Trust
     We have entered into an escrow agreement with United Bank and Trust. Gale Cook, one of our directors is President of Sabetha Community Bank operations for United Bank and Trust. We believe that the terms of the escrow agreement are comparable to those we could have obtained from an unaffiliated third party.
Future transactions with directors, officers or 5% unit holders
     Our operating agreement permits us to enter into agreements and other arrangements with our directors, officers, members and their affiliates. However, other than the escrow agreement described above, we have not engaged in any transactions with any other of our directors, officers or 5% unit holders. Should we engage in any such transactions in the future, all such arrangements will be on terms no more favorable to the directors, officers or members than generally afforded to non-affiliate parties in a similar transaction.
PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
     We are offering, on a best efforts basis, a minimum of 29,500 units and a maximum of 44,500 units at a purchase price of $1,000 per unit. You must purchase a minimum of 25 units to participate in the offering. You may purchase any number of additional units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 5 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
     Our minimum offering amount is $29,500,000 and our maximum offering amount is $44,500,000. The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 32,572 units issued and outstanding if we sell the minimum number of units offered in this offering and 47,572 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 3,072 seed capital units issued in our previous private placement offering.
     There are no limits on the number of units that can be purchased by any investor in this offering, including our directors and officers. Our directors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the minimum 29,500 units only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which NEK-SEN Energy, LLC is managed. These investors may influence the business in a manner more beneficial to themselves than to other investors.
     We plan to register the offering only with the Iowa, Kansas, Missouri, Nebraska and South Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Kansas, Missouri, Nebraska and South Dakota. This limitation may result in the offering being unsuccessful.
     We are expecting to incur offering expenses in the amount of approximately $540,262 to complete this offering.
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) you have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.

     Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
     You must make certain written representations in the subscription agreement, including that you:
•	have received a copy of our prospectus and the exhibits thereto;

•	have been informed that our units are sold in reliance upon a federal securities registration; Iowa, Missouri, Kansas, Nebraska and South Dakota securities registrations; and exemptions from securities registrations in various other states, and that you understand that our units can only be sold to a person meeting requirements of suitability;

•	have been informed that the securities purchased have not been registered under the securities laws of any state other than the states of Iowa, Missouri, Kansas, Nebraska and South Dakota, and that we are relying in part upon your representations;

•	have been informed that the securities subscribed for have not been approved or disapproved by the Iowa, Missouri, Kansas, Nebraska and South Dakota securities departments or any other regulatory authority;

•	intend to purchase the units for investment and not for resale;

•	understand that there is no present market for our units and that there are significant restrictions on the transferability of our units;

•	have been encouraged to seek the advice of your legal counsel and accountants or other financial advisers with respect to investor-specific tax and/or other considerations relating to the purchase and ownership of our units;

•	have received a copy of our operating agreement and understand that upon closing the escrow, you and the membership units will be bound by the operating agreement;

•	understand that our units are subject to substantial restrictions on transfer and that in order to sell the units an investor must sell or distribute them pursuant to the terms of the operating agreement, and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

•	meet the suitability test outlined in the agreement and are capable of bearing the economic risk of the investment, including the possible total loss of the investment;

•	understand that we will place a restrictive legend on any certificate representing any unit;

•	understand that we may place a stop transfer order with our registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

•	may not transfer or assign the subscription agreement, or any of your interest herein;

•	have written your correct taxpayer identification number on the subscription agreement;

•	are not subject to back up withholding either because you have not been notified by the Internal Revenue Service (“IRS”) that you are subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified you that you are no longer subject to backup;

•	understand that execution of the attached promissory note and security agreement will allow us to pursue the obligor for payment of the amount due thereon by any legal means, including, but not limited to, acquisition of a judgment against the obligor in the event that the subscriber defaults; and

•	acknowledge that we may retain possession of certificates representing the units subscribed for to perfect our security interest in those units.
     We will rely on these representations and others in determining whether you understand and have knowledge of the material terms and nature of the investment, so that we can determine whether investment is suitable for you. If we accept your subscription, we will use the information you give us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the Internal Revenue Service about your taxes. Also, if you do not fulfill your obligations under the promissory note and security agreement, we will use the applicable representations from your subscription agreement against you to show that you understood that we can take legal action for payment under the promissory note and security agreement, and/or retain possession of your membership certificate to perfect any security interest we have in the units. Finally, if you seek legal action to attempt to force us to allow an action prohibited by our operating agreement, we will use the applicable representation in your subscription agreement as evidence that you understood that you would be bound by the restrictions and provisions of the operating agreement, including the restrictions on transfers of our units.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $44,500,000; or (2) [one year date]. However, we may close the offering any time prior to [one year date] upon the sale of the minimum aggregate offering amount of $29,500,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to NEK-SEN Energy, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. We have the discretion to reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
     Before purchasing any units, you must: complete the subscription agreement included as exhibit C to this prospectus; draft a check payable to our escrow agent in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our operating agreement. In the subscription agreement, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
     Once we accept subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under their promissory notes is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
     The promissory note is full recourse, which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We may also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note, you will also grant to us a purchase money security interest in any units you own or thereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing such units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $29,500,000, you will be required to pay the full purchase price immediately upon subscription.

     We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received applications totaling at least $29,500,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription agreement, check, and signature page to our operating agreement.
     Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer, and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
     If you are deemed the beneficial owner of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
     Proceeds from subscriptions for units will be deposited in an interest-bearing escrow account that we have established with United Bank and Trust, Sabetha Kansas, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $29,500,000, exclusive of interest; (2) we have obtained a written debt financing commitment ranging from approximately $43,021,000 to $58,021,000, depending on the amount necessary to fully capitalize the project; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
     In addition to holding funds in one or more bank accounts, we will invest the escrow funds in short-term certificates of deposit issued by a bank and/or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year date] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year date]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year date], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $29,500,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
     We may terminate the offering prior to closing the offering, in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year date]; or

•	If we do not raise the $29,500,000 minimum aggregate offering amount by [one year date].
     One of our directors, Gale Cook, is the president of Community Bank Operations for the bank. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”
Issuance of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS – Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include, without limitation, a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus, and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
     An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
     Ownership rights in us are evidenced by units. There is one class of membership units in NEK-SEN Energy, LLC. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE

REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
     Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.
Separable Interests
     Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to be allocated a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
     Our operating agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
     Investors whose membership has been terminated but who continue to own units will continue to have the right to an allocable share of our profits and losses, the right to receive distributions of our assets if and when declared by our board of directors and the right to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
     If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of NEK-SEN Energy only if the transferee:
•	agrees to be bound by our operating agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of NEK-SEN Energy; and

•	delivers, upon our request, any other materials needed to complete the transfer.
     The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our operating agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
     Distributions are payable at the discretion of our board of directors, subject to the provisions of the Kansas Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not, as of the date of this prospectus, declared or paid any distributions on our units.
     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
     We have restricted the ability to transfer units to ensure that NEK-SEN Energy, LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
     Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. There is no public or other market for our units. We do not anticipate such a market will develop.
     The units are unsecured equity interests in NEK-SEN Energy, LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR OPERATING AGREEMENT
     Statements contained in this section of the prospectus regarding the contents of our operating agreement are not necessarily complete, and reference is made to the copy of our operating agreement filed as Exhibit B to this prospectus.
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our operating agreement and the Kansas Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in NEK-SEN Energy, LLC, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
     Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
     The total number of initial directors of NEK-SEN Energy, LLC shall be a minimum of 9 and a maximum of 25. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” The initial directors serve until the first annual meeting of the Members following the date on which substantial operations of our ethanol plant commences. Prior to the expiration of their terms, the initial directors shall fix the total number of Directors at a minimum of 12 and a maximum of 15 directors, subject to increase as described in the last sentence of this paragraph. Then, at the first annual meeting of the Members following the date on which substantial operations of our ethanol plant commences, members will elect directors to staggered three-year terms. In addition, each member purchasing 10,000 units or more in this offering is entitled to appoint a director to the board. The operating agreement requires that a majority of the board be elected by the members. Therefore, the number of directors will be increased if the number of directors appointed by members purchasing 10,000 units or more in this offering is greater than a majority of the directors.
     Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to NEK-SEN Energy, LLC with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
     No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial operations of the plant.
     According to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit the company to engage in any activity that is not consistent with the purposes of the company as set forth in our operating agreement;

•	Knowingly engage in any act in contravention of our operating agreement or which would make it impossible to carry on the ordinary business of the company, except as otherwise provided in our operating agreement;

•	Possess company property or assign rights in specific company property, for other than a company purpose; or

•	Cause the company to voluntarily take any action that would cause a bankruptcy of the company.
     In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause NEK-SEN Energy, LLC to:
•	Dispose of all or substantially all of the company’s property, except for a liquidating sale of the property in connection with the dissolution of the company;

•	Confess a judgment against the company in an amount in excess of $500,000;

•	Issue membership units at a purchase price that is less than thirty percent (30%) of the purchase price offered to investors in this registered offering;

•	Issue an aggregate number of units that is greater than one hundred twenty-five percent (125%) of the maximum number of units to be offered to investors in this registered offering; or

•	Cause the company to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.
Replacement of Directors
     Our operating agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the term of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the annual meeting of our members.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
     In order to take action at a meeting, members holding at least 30% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our operating agreement or by the Kansas Limited Liability Company Act.
     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the directors may fix the record date subject to the restrictions contained in the operating agreement. However, if a date is not set by the directors, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Unit Transfer Restrictions
     A unit holder’s ability to transfer units is restricted under the operating agreement. Unit holders may not transfer their units prior to substantial operations of our ethanol plant commences, unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.
     Beginning after substantial operations of the ethanol plant commences, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our operating agreement and:
•	Has been approved by our directors in accordance with the terms of the operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
     Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The operating agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
     Our operating agreement provides that a voluntary dissolution of NEK-SEN Energy, LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote or the entry of a decree of judicial dissolution pursuant to the Kansas Limited Liability Company Act.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in NEK-SEN Energy, LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in NEK-SEN Energy, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in NEK-SEN Energy, LLC. Although we will furnish unit holders with such information regarding NEK-SEN Energy, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect NEK-SEN Energy, LLC and a unit holder’s investment in NEK-SEN Energy, LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
     Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
     We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.
     Because we expect to be taxed as a partnership, we may have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.
     However, pursuant to Section 444 of the Internal Revenue Code, we may make a special election to adopt a non-calendar year fiscal year if the proposed non-calendar year fiscal year does not defer income by more than three months. In addition, in order to make a Section 444 election we must deposit deferred taxes pursuant to Section 7519 of the Internal Revenue Code. However, a Section 444 special election may not be claimed if more than 5% of our outstanding units are held by “pass-through” entities. Therefore, although we intend to make a Section 444 special election and adopt a non-calendar year fiscal year, we may be required to adopt the calendar year as our taxable year.
Tax Consequences to Our Unit Holders
     We have adopted a fiscal year ending September 30 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending September 30, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our September 30, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $1,000.

     An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
     The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or NEK-SEN Energy, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Ethanol Producer Tax Credit
     The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. The credit is effective for taxable years ending after the date of enactment. We expect to be eligible for this credit at our expected production capacity of 50 million gallons of ethanol per year.
     We expect that if we are classified as a partnership for tax purposes, we will pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns.
     Under current law, the small ethanol producer tax credit is a “passive” credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS – Passive Activity Income.” Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years.

     Historically, the small ethanol producer tax credit did not apply to reduce the alternative minimum tax, “AMT.” As a result, although the tax credit would otherwise apply, certain unit holders did not realize the full benefit of the tax credit due to the application of the AMT. The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the AMT.
     Under current law, unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income. This means that although the credits may reduce the tax liability resulting from a unit holder’s passive income, the net result would not reduce the unit holder’s total tax liability on a dollar-for-dollar basis. Instead, the net-benefit would be a lesser amount. Unit holders in higher marginal income tax brackets generally would benefit less than unit holders in lower marginal tax brackets.
     The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.
Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
     Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in NEK-SEN Energy, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. Currently, Gerald Howard is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to

“negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
     NEK-SEN Energy, LLC is not a party to any pending legal proceedings.
EXPERTS AND COUNSEL
     The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
     Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at September 30, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.
[Remainder of page intentionally left blank.]

NEK-SEN ENERGY, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
NEK-SEN Energy, LLC
Sabetha, Kansas
We have audited the accompanying balance sheet of NEK-SEN Energy, LLC (a development stage company), as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 19, 2005) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NEK-SEN Energy, LLC (a development stage company), as of September 30, 2005, and the results of its operations and its cash flows for the period from inception (April 19, 2005) to September 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
March 29, 2006

1

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Balance Sheet

September 30,
2005
ASSETS

Current Assets
Cash	$216,139
Prepaid expenses	25,762

Total current assets	241,901

Propery and Equipment
Office equipment	2,245

Total Assets	$244,146

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts payable	$34,860
Note payable — State of Kansas	40,000

Total current liabilities	74,860

Commitments and Contingencies

Members’ Equity
Member contributions, 574.90 units outstanding	229,950
Deficit accumulated during development stage	(60,664)

Total members’ equity	169,286

Total Liabilities and Members’ Equity	$244,146

Notes to Financial Statements are an integral part of this Statement.

2

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Statement of Operations

From Inception
(April 19, 2005)
to September 30,
2005
Revenues	$—

Operating Expenses
Professional and consulting fees	58,508
General and administrative	3,638

Total operating expenses	62,146

Operating Loss	(62,146)

Other Income (Expense)
Interest income	1,482

Net Loss	$(60,664)

Weighted Average Units Outstanding	530

Net Loss Per Unit	$(114.46)

Notes to Financial Statements are an integral part of this Statement.

3

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

		Deficit Accumulated
	Member	During Development
	Contributions	Stage
Balance — Inception, April 19, 2005	$—	$—

Phase 1 partnership capital contributions - 345 units, $333.33 per unit, May 2005	115,000

Phase 2 partnership capital contributions - 229.90 units, $500 per unit, May 2005	114,950

Net loss for the year ended September 30, 2005		(60,664)

Balance — September 30, 2005	$229,950	$(60,664)

Notes to Financial Statement are an integral part of this Statement.

4

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(April 19, 2005)
to September 30,
2005
Cash Flows from Operating Activities
Net loss	$(60,664)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities Prepaid expense	(25,762)
Accounts payable	34,860

Net cash used in operating activities	(51,566)

Cash Flows from Investing Activities
Capital expenditures	(2,245)

Net cash used in investing activities	(2,245)

Cash Flows from Financing Activities
Member contributions	229,950
Proceeds from short-term debt	40,000

Net cash provided by financing activities	269,950

Net Increase in Cash and Equivalents	216,139

Cash – Beginning of Period	—

Cash – End of Period	$216,139

Notes to Financial Statements are an integral part of this Statement.

5

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
The Company was initially structured as a partnership, NEK-SEN Energy Partnership, to determine the feasibility of an ethanol plant. When the feasibility goals were completed, the partnership created a limited liability company in October 2005 known as NEK-SEN Energy, LLC.
NEK-SEN Energy, LLC, which anticipates its plant location to be near northeast Kansas or southeast Nebraska, was organized to fund and construct a 50 million gallon dry mill ethanol plant. In addition, the Company intends to produce and sell distillers grains with solubles as a co-product of ethanol production. As of September 30, 2005, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities.
Fiscal Reporting Period
The Company adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Equivalents
The Company will consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
The Company intends to maintain its accounts at one financial institution. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.
Equipment
Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

6

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.
Grants
The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expenses.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and equivalents approximates fair value.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued, but not yet effective accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on April 19, 2005 to have an indefinite life. In May 2005, the Company raised $229,950 from 18 seed capital investors. Income and losses are allocated to all members based upon their respective member units held. See Note 4 for further discussion of members’ equity.
3. NOTE PAYABLE
In July 2005, the Company entered into a loan with the State of Kansas for $40,000 to be used for the purchase of an ethanol feasibility study. The Company is to repay the loan in one of two ways depending on the location of the plant. If the anticipated plant is located in Kansas, the Company will repay the loan with one lump sum or under a negotiated amortization schedule interest free. If, however, the anticipated plant is not located in Kansas, the Company will repay the loan within thirty days of such determination plus 7% simple interest from the date the funds were disbursed by the State.

7

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
4. MEMBERS’ EQUITY
The Company was initially structured as a partnership, NEK-SEN Energy Partnership, to determine the feasibility of an ethanol plant. When the feasibility goals were completed, the partnership created a limited liability company in October 2005 known as NEK-SEN Energy, LLC with the intention for it to develop, own and operate a 50 million gallon dry mill ethanol plant.
In October 2005, the partnership board voted to recommend the conversion from a partnership to a limited liability company. The partnership agreement states that each $1 initially invested in the Phase 1 Feasibility Study Pool would receive $3 of equity value in the limited liability company and each $1 invested in the Phase 2 Capital Pool would receive $2 of equity value in the limited liability company. The conversion documents provide the same formula for conversion of partnership interests into units in the limited liability company. Therefore, converting partners received 3 membership units for each $1,000 that they invested in the Phase 1 Feasibility Study Pool and 2 membership units for each $1,000 they invested in the Phase 2 Capital Pool. Partners wanting to participate in the merger had to make a minimum investment of $25,000, including their converted partnership interest. Any partner not wanting to participate in the conversion was granted a right of rescission, under which they could have their initial investment plus interest returned. The rescission period closed in January 2006 with the Company receiving acceptance of a rescission offer from one original partner with an original purchase price totaling $6,000. In February 2006, the Company returned the $6,000 plus $900 in interest, to repurchase this investment. The weighted average units outstanding retroactively reflect the conversion of the partnership interests into limited liability company units since inception.
At February 28, 2006, the Company has 3,072 units outstanding.
As specified in the Company’s operating agreement, the Company currently has one class of units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. The Board of Director is authorized to issue additional units as it deems necessary.
Registration Statement
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 29,500 units and up to 44,500 membership units for sale at $1,000 per unit with a minimum purchase of 25 units or $25,000.
5. COMMITMENTS AND CONTINGENCIES
Plant Construction
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $89,000,000. The Company has signed a non-binding letter of intent with a contractor to design and build the ethanol plant at a total contract price of $61,240,000. This price within the letter of intent expired on March 12, 2006 and the Company is in the process of renewing. The Company anticipates funding the development of the ethanol plant by raising total equity of at least approximately $29,500,000 to a maximum of $44,500,000 and securing grant revenue or financing from approximately $43,000,000 to $58,000,000. The amount of debt financing needed depends on the amount of equity raised in the Offering.

8

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Consulting Contracts
In September 2005, the Company entered into an agreement with an unrelated party to assist in the planning and development of the plant, securing debt financing, and to oversee construction of the plant. The agreement may be terminated by either party upon thirty days written notice. The Company paid an initial commitment fee of $15,000. The Company is also required to pay a weekly base payment of $1,800 plus reimbursable expenses not to exceed $950. In addition, the Company will pay success bonuses of $20,000 upon acceptance of the business plan, $75,000 upon final acceptance of the senior loan commitment and all additional equity and/or subordinated debt required by the loan commitment, $100,000 at the time of execution of the definitive documents defining the senior loan, and $50,000 at the time of the substantial completion of the plant. As of September 30, 2005, the Company has paid approximately $20,400 for these services.
6. SUBSEQUENT EVENTS
Grants
In October 2005, the Company was awarded a United States Department of Agriculture Value-Added Producer Grant in the amount of $100,000. The Company will match the grant funding with an amount equal to or greater than $100,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the grant begins. The funding period for the grant will conclude within one year of the date of the signed agreement, October 21, 2006. The grant funds and matching funds shall only be used for the purposes and activities related to developing a final infrastructure assessment and access plan, a business plan, marketing plan, risk management plan, pro forma financial statements, and application for securities registration and review as outlined in the grant work plan and budget.
Consulting contracts
In January 2006, the Company entered into a consulting agreement with an unrelated party to provide professional services including preliminary track layout and design for approximately $3,400. Either party may terminate this agreement upon seven days’ written notice. As of January 31, 2006 the Company has incurred approximately $3,400 for these services which is included in accounts payable.
In February 2006, the Company entered into a consulting agreement with an unrelated party for $2,900 per month plus travel expenses to provide energy management services. The agreement is for a period beginning February 1, 2006 and continuing until twenty-four months after the plant’s completion date. The agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.
In March 2006, the Company entered into a consulting agreement with a related party, a member of the Company, to provide professional services including acting as the Company’s project consultant. The Company will pay an initial commitment fee of $50,000. The Company is also required to pay weekly payments of $1,500 plus reimbursable expenses not to exceed $2,500 commencing upon the effective date of the agreement and continuing through the first date after the Company’s equity drive has been closed. In addition, the Company will pay a bonus of $250,000 on the loan closing date. The term of the agreement shall commence as of the effective date and continue at least through the first day after the loan closing date unless properly terminated. The related party may terminate the agreement upon fourteen days prior written notice and the Company may only terminate the agreement for cause.

9

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Land Options
The Company’s comprehensive plan for the construction of the ethanol plant contemplates using the Richardson County, Nebraska location as its primary site by purchasing three land options on adjacent properties as described below. The Company has purchased two land options for a Brown County, Kansas as an alternative site as noted below.
In April 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase approximately 25 acres in Richardson County, Nebraska for $7,500 per acre or $187,500. Consideration of $1,000 was paid for the option which expires in August 2007. If exercised, the option consideration will be applied to the purchase price of the land. In addition, the Company agreed to pay the sum needed to buy out the portion of the real estate that is presently in the Conservation Reserve Program.
In April 2006, the Company entered into a land purchase option agreement with and unrelated party to purchase approximately 80 acres in Richardson County, Nebraska for $7,500 per acre or $600,000. Consideration of $5,000 was paid for the option which expires in September 2006. If exercised, the option consideration will be applied to the purchase price of the land and the Company will pay a down payment of an additional $25,000 on or before January 15, 2007. In addition, the Company agreed to pay an additional $25,000 for the grain storage bins and dryer upon exercise and closing of this option.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 90 acres in Richardson County, Nebraska for $7,500 per acre or $675,000. Consideration of $5,000 was paid for the option which expires in August 2007. If exercised, the option consideration will be applied to the purchase price of the land. As an additional consideration, the Company granted the unrelated party the option to purchase $200,000 of shares at the initial public offering price of $1,000 per share for a period of four years from the date of the initial offering. In addition, the Company will pay an additional amount up to $30,000 for the adjusted tax difference plus any interest for the Section 2032A special use valuation election that was elected on the land.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 154 acres in Brown County, Kansas for $5,000 per acre or $770,000. Consideration of $5,000 was paid for the option which expires in September 2007. If exercised, the option consideration will be applied to the purchase price of the land.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 127 acres in Brown County, Kansas for $5,000 per acre or $635,000. Consideration of $1,000 was paid for the option which expires in September 2007. If exercised, the option consideration will be applied to the purchase price of the land.
Escrow Agreement
In May 2006, the Company entered into an escrow agreement with a bank. One of the Company's directors is President of a branch of this bank. The Company believes that the terms of the escrow agreement are comparable to those they could have obtained from an unaffiliated third party.

10

NEK-SEN ENERGY, LLC
C O N T E N T S

Page
Financial Statements

Balance Sheet	1

Statement of Operations	2

Statement of Members’ Equity	3

Statement of Cash Flows	4

Notes to Financial Statements	5-11

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Balance Sheet

	February 28	September 30
	2006	2005
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash and equivalents	$1,325,111	$216,139
Prepaid expenses	1,624	25,762
Accrued interest receivable	8,445	—

Total current assets	1,335,180	241,901

Equipment
Office equipment	7,600	2,245
Accumulated depreciation	(620)	—

Net equipment	6,980	2,245

Other Assets
Deferred offering costs	12,304	—

Total Assets	$1,354,464	$244,146

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Trade accounts payable	$36,277	$34,860
Note payable — State of Kansas	40,000	40,000

Total current liabilities	76,277	74,860

Commitments and Contingencies

Members’ Equity
Member contributions, 3,072 units and 574.90 units outstanding at February 28, 2006 and September 30, 2005	1,454,000	229,950
Deficit accumulated during development stage	(175,813)	(60,664)

Total members’ equity	1,278,187	169,286

Total Liabilities and Members’ Equity	$1,354,464	$244,146

Notes to Financial Statements are an integral part of this Statement.

1

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Statement of Operations

	Five Months	Fiscal	From Inception
	Ended	Year Ended	(April 19, 2005)
	February 28	September 30	to February 28
	2006	2005	2006
	(Unaudited)	(Audited)	(Unaudited)
Revenues	$—	$—	$—

Operating Expenses
Professional and consulting fees	111,631	58,508	170,139
General and administrative	20,276	3,638	23,914

Total operating expenses	131,907	62,146	194,053

Operating Loss	(131,907)	(62,146)	(194,053)

Other Income (Expense)
Interest income	17,658	1,482	19,140
Interest expense	(900)	—	(900)

Total other income	16,758	1,482	18,240

Net Loss	$(115,149)	$(60,664)	$(175,813)

Weighted Average Units Outstanding	2,460	530	1,452

Net Loss Per Unit	$(46.81)	$(114.46)	$(121.08)

Notes to Financial Statements are an integral part of this Statement.

2

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Period from April 19, 2005 (Date of Inception) to February 28, 2006
Statement of Changes in Members’ Equity

		Deficit Accumulated
	Member	During Development
	Contributions	Stage
Balance — Inception, April 19, 2005	$—	$—

Phase 1 partnership capital contributions - 345 units, $333.33 per unit, May 2005	115,000

Phase 2 partnership capital contributions - 229.90 units, $500 per unit, May 2005	114,950

Net loss for the year ended September 30, 2005		(60,664)

Balance — September 30, 2005 — Audited	229,950	(60,664)

Phase 2 partnership capital contributions - 2,080.10 units, $500 per unit, October 2005	1,040,050

Conversion of partnership units to units of Nek-Sen Energy, LLC, October 2005:
Phase 1 capital contributions - 345 units	—
Phase 2 capital contributions - 2,310 units	—

Capital contributions - 430 units, $500 per unit, January 2006	215,000
Less units subscribed	(25,000)

Capital rescissions - 3 units, $333.33 per unit, January 2006	(1,000)

Capital rescissions - 10 units, $500 per unit, January 2006	(5,000)

Net loss for the five months ended February 28, 2006		(115,149)

Balance — February 28, 2006 — Unaudited	$1,454,000	$(175,813)

Notes to Financial Statement are an integral part of this Statement.

3

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

	Five Months	Fiscal	From Inception
	Ended	Year Ended	(April 19, 2005)
	February 28	September 30	to February 28
	2006	2005	2006
	(Unaudited)	(Audited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(115,149)	$(60,664)	$(175,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	620	—	620
Changes in assets and liabilities
Accrued interest receivable	(8,445)	—	(8,445)
Prepaid expense	24,138	(25,762)	(1,624)
Accounts payable	(3,992)	34,860	30,868

Net cash used in operating activities	(102,828)	(51,566)	(154,394)

Cash Flows from Investing Activities
Capital expenditures	(5,355)	(2,245)	(7,600)

Cash Flows from Financing Activities
Member contributions, net of recissions	1,224,050	229,950	1,454,000
Proceeds from short-term debt	—	40,000	40,000
Payments for deferred offering costs	(6,895)	—	(6,895)

Net cash provided by financing activities	1,217,155	269,950	1,487,105

Net Increase in Cash and Equivalents	1,108,972	216,139	1,325,111

Cash and Equivalents – Beginning of Period	216,139	—	—

Cash and Equivalents – End of Period	$1,325,111	$216,139	$1,325,111

Supplemental Disclosure of Non-Cash Financing Activities
Deferred offering costs in accounts payable	$5,409	$—	$5,409

Notes to Financial Statements are an integral part of this Statement.

4

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
The Company was initially structured as a partnership, NEK-SEN Energy Partnership, to determine the feasibility of an ethanol plant. When the feasibility goals were completed, the partnership created a limited liability company in October 2005 known as NEK-SEN Energy, LLC.
NEK-SEN Energy, LLC, which anticipates its plant location to be near northeast Kansas or southeast Nebraska, was organized to fund and construct a 50 million gallon dry mill ethanol plant. In addition, the Company intends to produce and sell distillers grains with solubles as a co-product of ethanol production. As of February 28, 2006, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities.
Fiscal Reporting Period
The Company adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Equivalents
The Company will consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
The Company intends to maintain its accounts at one financial institution. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.
Equipment
Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

5

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.
Grants
The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expenses.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and equivalents approximates fair value.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on April 19, 2005 to have an indefinite life. In May 2005, the Company raised $229,950 from 18 seed capital investors. Income and losses are allocated to all members based upon their respective member units held. See Note 4 for further discussion of members’ equity.
The combined statements of operations, changes in members’ equity, and cash flows include the Partnership’s activity from April 19, 2005 (Partnership date of inception) to dissolution and contribution of the Partnership’s assets to the Company.
3. NOTE PAYABLE
In July 2005, the Company entered into a loan with the State of Kansas for $40,000 to be used for the purchase of an ethanol feasibility study. The Company is to repay the loan in one of two ways depending on the location of the plant. If the anticipated plant is located in Kansas, the Company will repay the loan with one lump sum or under a negotiated amortization schedule interest free. If, however, the anticipated plant is not located in Kansas, the

6

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
Company will repay the loan within thirty days of such determination plus 7% simple interest from the date the funds were disbursed by the State.
4. MEMBERS’ EQUITY
The Company was initially structured as a partnership, NEK-SEN Energy Partnership, to determine the feasibility of an ethanol plant. When the feasibility goals were completed, the partnership created a limited liability company in October 2005 known as NEK-SEN Energy, LLC with the intention for it to develop, own and operate a 50 million gallon dry mill ethanol plant.
In October 2005, the partnership board voted to recommend the conversion from a partnership to a limited liability company. The partnership agreement states that each $1 initially invested in the Phase 1 Feasibility Study Pool would receive $3 of equity value in the limited liability company and each $1 invested in the Phase 2 Capital Pool would receive $2 of equity value in the limited liability company. The conversion documents provide the same formula for conversion of partnership interests into units in the limited liability company. Therefore, converting partners received 3 membership units for each $1,000 that they invested in the Phase 1 Feasibility Study Pool and 2 membership units for each $1,000 they invested in the Phase 2 Capital Pool. Partners wanting to participate in the merger had to make a minimum investment of $25,000, including their converted partnership interest. Any partner not wanting to participate in the conversion was granted a right of rescission, under which they could have their initial investment plus interest returned. The rescission period closed in January 2006 with the Company receiving acceptance of a rescission offer from one original partner with an original purchase price totaling $6,000. In February 2006, the Company returned the $6,000 plus $900 in interest, to repurchase this investment. The weighted average units outstanding retroactively reflect the conversion of the partnership interests into limited liability company units since inception.
At February 28, 2006, the Company has 3,072 units outstanding.
As specified in the Company’s operating agreement, the Company currently has one class of units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. The Board of Director is authorized to issue additional units as it deems necessary.
Registration Statement
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 29,500 units and up to 44,500 membership units for sale at $1,000 per unit.
5. GRANTS
In October 2005, the Company was awarded a United States Department of Agriculture Value-Added Producer Grant in the amount of $100,000. The Company will match the grant funding with an amount equal to or greater than $100,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the grant begins. The funding period for the grant will conclude on October 21, 2006 which is one year from the date of the signed agreement. The grant funds and matching funds shall only be used for the purposes and activities related to developing a final infrastructure assessment and access plan, a business plan, marketing plan, risk management plan, pro forma financial statements, and application for securities registration and review as outlined in the grant work plan and budget.

7

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
6. COMMITMENTS AND CONTINGENCIES
Plant Construction
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $89,000,000. The Company has signed a non-binding letter of intent with a contractor to design and build the ethanol plant at a total contract price of approximately $61,240,000. Due to the increased construction costs, at February 28, 2006 the estimated contract price increase is approximately $1,110,000 more than the price stipulated to in the letter of intent. This and future estimated increases have been provided for in the total project cost of $89,000,000. The price within this letter of intent expired March 12, 2006, but the Company is negotiating with the same contractor for a new letter of intent that includes similar items. The Company anticipates funding the development of the ethanol plant by raising total equity of at least approximately $31,000,000 and securing financing for up to approximately $58,000,000. The amount of debt financing needed depends on the amount of equity raised in the Offering. Grant revenue and tax increment financing of approximately $4,300,000 would also reduce the amount of debt financing needed.
Consulting Contracts
In September 2005, the Company entered into an agreement with an unrelated party to assist in the planning and development of the plant, securing debt financing, and to oversee construction of the plant. The agreement may be terminated by either party upon thirty days written notice. The Company paid an initial commitment fee of $15,000. The Company is also required to pay a weekly base payment of $1,800 plus reimbursable expenses not to exceed $950. In addition, the Company will pay success bonuses of $20,000 upon acceptance of the business plan, $75,000 upon final acceptance of the senior loan commitment and all additional equity and/or subordinated debt required by the loan commitment, $100,000 at the time of execution of the definitive documents defining the senior loan, and $50,000 at the time of the substantial completion of the plant. As of February 28, 2006, the Company has paid approximately $66,300 for these services with $3,600 being included in accounts payable.
In January 2006, the Company entered into a consulting agreement with an unrelated party to provide professional services including preliminary track layout and design for approximately $3,400. Either party may terminate this agreement upon seven days’ written notice. As of February 28, 2006, the Company has incurred approximately $3,400 for these services which is included in accounts payable.
In February 2006, the Company entered into a consulting agreement with an unrelated party for $2,900 per month plus travel expenses to provide energy management services. The agreement is for a period beginning February 1, 2006 and continuing until twenty-four months after the plant’s completion date. The agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.
7. SUBSEQUENT EVENTS
Consulting Contracts
In March 2006, the Company entered into a consulting agreement with a related party to provide professional services including acting as the Company’s project consultant. The consultant is an investor and member of the Company. The Company will pay an initial commitment fee of $50,000. The Company is also required to pay weekly payments of $1,500 plus reimbursable expenses not to exceed $2,500 commencing upon the effective date of the agreement and continuing through the first date after the Company’s equity drive has been closed. In addition, the Company will pay a bonus of $250,000 on the loan closing date. The term of the agreement shall commence as of the effective date and continue at least through the first day after the loan closing date unless properly terminated.

8

NEK-SEN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
The related party may terminate the agreement upon fourteen days prior written notice and the Company may only terminate the agreement for cause.
Land Options
The Company’s comprehensive plan for the construction of the ethanol plant contemplates using the Richardson County, Nebraska location as its primary site by purchasing three land options on adjacent properties as described below. The Company has purchased two land options for a Brown County, Kansas as an alternative site as noted below.
In April 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase approximately 25 acres in Richardson County, Nebraska for $7,500 per acre or $187,500. Consideration of $1,000 was paid for the option which expires in August 2007. If exercised, the option consideration will be applied to the purchase price of the land. In addition, the Company agreed to pay the sum needed to buy out the portion of the real estate that is presently in the Conservation Reserve Program.
In April 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase approximately 80 acres in Richardson County, Nebraska for $7,500 per acre or $600,000. Consideration of $5,000 was paid for the option which expires in September 2006. If exercised, the option consideration will be applied to the purchase price of the land and the Company will pay a down payment of an additional $25,000 on or before January 15, 2007. In addition, the Company agreed to pay an additional $25,000 for the grain storage bins and dryer upon exercise and closing of this option.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 90 acres in Richardson County, Nebraska for $7,500 per acre or $675,000. Consideration of $5,000 was paid for the option which expires in August 2007. If exercised, the option consideration will be applied to the purchase price of the land. If the Company purchases the land, the Company has agreed to grant the unrelated party the option to purchase $200,000 of shares at the initial public offering price of $1,000 per share for a period of four years from the date of the initial offering. In addition, the Company will pay an additional amount up to $30,000 for the adjusted tax difference plus any interest for the Section 2032A special use valuation election that was elected on the land.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 154 acres in Brown County, Kansas for $5,000 per acre or $770,000. Consideration of $5,000 was paid for the option which expires in September 2007. If exercised, the option consideration will be applied to the purchase price of the land.
In May 2006, the Company entered into a land purchase option agreement with an unrelated party to purchase 127 acres in Brown County, Kansas for $5,000 per acre or $635,000. Consideration of $1,000 was paid for the option which expires in September 2007. If exercised, the option consideration will be applied to the purchase price of the land.
Escrow Agreement
In May 2006, the Company entered into an escrow agreement with a bank. One of the Company's directors is President of a branch of this bank. The Company believes that the terms of the escrow agreement are comparable to those they could have obtained from an unaffiliated third party.

9

MINIMUM 29,500 UNITS
MAXIMUM 44,500 UNITS
PROSPECTUS
May                     , 2006
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including                     , 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of NEK-SEN Energy, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s operating agreement and the Kansas Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our operating agreement provides that to the maximum extent permitted under the Kansas Limited Liability Company Act and any other applicable law, no member or director of NEK-SEN Energy, LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Kansas Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Kansas Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Kansas Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
     Generally, under Kansas law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Kansas law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our operating agreement provides that no member or director of NEK-SEN Energy, LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
     The principles of law and equity supplement the Kansas Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$$4,762
Legal fees and expenses	100,000
Consultant and Project Coordinator Fees	150,000
Accounting fees	60,000
Blue Sky filing fees	25,500
Printing expenses	50,000
Advertising	150,000

Total	$540,262

*	All of the above items except the registration fee and blue sky filing fees are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     In January 2006, we issued and sold 342 membership units to investors in the first phase of our private placement offering at a purchase price of $333.33 per unit and 2,730 membership units to investors in the second phase of our private placement offering at a purchase price of $500 per unit without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. Excluding $25,000 purchased pursuant to a promissory note, purchases were made with cash and the total amount of cash consideration for those securities was $1,454,000. The promissory note was satisfied in March 2006, resulting in total consideration for the securities of $1,479,000.
ITEM 27. EXHIBITS.

2.1	Agreement and Plan of Merger dated November 28, 2005.

2.2	Certificate of Merger Merging NEK-SEN Energy Partners into NEK-SEN Energy, LLC dated December 2, 2005.

3.1	Articles of Organization of NEK-SEN Energy, LLC dated October 7, 2005.

3.2	Operating agreement of NEK-SEN Energy, LLC dated October 7, 2005.

3.2a	First Amendment to the Operating Agreement of NEK-SEN Energy, LLC dated April 3, 2006.

4.1	Form of Membership Unit Certificate.

4.2	Form of Subscription Agreement.

4.3	Escrow Agreement between United Bank & Trust, Sabetha, Kansas and NEK-SEN Energy, LLC dated May 9, 2005.

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.

10.1	Letter of Intent dated September 12, 2005 between NEK-SEN Energy, LLC and Fagen, Inc.

10.2	Notification of Grant of Funds from the United States Department of Agriculture Value Added Market Development Grant dated November 7, 2005 and related documents.

10.3	Energy Management Agreement between U.S. Energy Services, Inc. and NEK-SEN Energy, LLC dated February 14, 2006.

10.4	Real Estate Option Agreement between NEK-SEN Energy, LLC and Dennis L. Hullman and Cheryl A. Hullman dated April 17, 2006.

10.5	Real Estate Option Agreement between NEK-SEN Energy, LLC and Phebe H. Lee and Stanley W. Lee, Sara Maxwell and Robert W. Maxwell, Scott B. Lee and Eghsapeth Elizabeth Aghbashian, Melissa L. Hortik and Dale H. Hortik, Virginia Larson, and Jeanette Maxwell dated April 18, 2006.

10.6	Real Estate Option Agreement between NEK-SEN Energy, LLC and Robert K. Eis, Sr., Robert Kenneth Eis, Jr. and Victoria S. Eis dated May 3, 2006.

10.7	Real Estate Option Agreement between NEK-SEN Energy, LLC and Charles A. Smith and Leattrice Ann Smith dated May 10, 2006.

10.8	Real Estate Option Agreement between NEK-SEN Energy, LLC and Reesman Investment Corporation dated May 9, 2006.

10.9	Amendment to Real Estate Option Agreement between NEK-SEN Energy, LLC and Reesman Investment Corporation dated May 13, 2006.

10.10	Consulting Agreement with BioEnergy Capital Consultants dated March 6, 2006.

10.11	Consulting Agreement with Pro-Vision Development Corporation dated September 12, 2005.

10.12	Preliminary Track Design Agreement with Hanson-Wilson, Inc. dated January 27, 2006.

10.13	Topography Survey Agreement with Hanson-Wilson, Inc. dated February 21, 2006.

10.14	Agriculture Products Development Division Award and Security Agreement between NEK-SEN Energy, LLC and the Agricultural Products Development Division of the Kansas Department of Commerce dated June 22, 2005.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated May 24, 2005.

23.2	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC dated May 24, 2005.
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.
          (4) To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sabetha, Kansas on May 24 , 2006.

NEK-SEN ENERGY, LLC
Date: May 24, 2006	/s/ Gary Edelman
Gary Edelman
Chairman, President and Director (Principal Executive Officer)

Date: May 24, 2006	/s/ Gerald L. Howard
Gerald L. Howard
Treasurer and Director (Principal Financial and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: May 24, 2006	/s/ Gary Edelman Gary Edelman, Chairman and Director

Date: May 24, 2006	/s/ Lonnie D. Goff

Lonnie D. Goff, Vice President and Director

Date: May 24, 2006	/s/ Brian Poppe

Brian Poppe, Secretary and Director

Date: May 24, 2006	/s/ Gerald L. Howard

Gerald L. Howard, Treasurer and Director

Date: May 24, 2006	/s/ Galen “Pete” Eggers

Galen “Pete” Eggers, Director

Date: May 24, 2006	/s/ Mark A. Edelman

Mark A. Edelman, Director

Date: May 24, 2006	/s/ Roy Claycamp

Roy Claycamp, Director

Date: May 24, 2006	/s/ James R. Jensen

James R. Jensen, Director

Date: May 24, 2006	/s/ Charlie Loiseau

Charlie Loiseau, Director

Date: May 24, 2006	/s/ Richard Ogle

Richard Ogle, Director

Date: May 24, 2006	/s/ Jeff Williams

Jeff Williams, Director

Date: May 24, 2006	/s/ Gerald Gerstner

Gerald Gerstner, Director

Date: May 24, 2006	/s/ Kurt Grimm

Kurt Grimm, Director

Date: May 23, 2006	/s/ Mike Butler

Mike Butler, Director

Date: May 24, 2006	/s/ Gale Cook

Gale Cook, Director

Date: May 24, 2006	/s/ Roger Jorgenson

Roger Jorgenson, Director

Date: May 24, 2006	/s/ David Hartter

David Hartter, Director

Date: May 24, 2006	/s/ Frank Scoby

Frank Scoby, Director

Date: May 24, 2006	/s/ Michael Althouse

Michael Althouse, Director